As  filed  with  the  Securities  and  Exchange  Commission  on  August 29, 2005
                                                   Registration  No.  333-123431

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM SB-2/A
                                AMENDMENT NO. 2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                PATHOGENICS, INC.
    -------------------------------------------------------------------------
                 (Name of small business issuer in its charter)

            Delaware                    2833                      43-2078278
     ---------------------          ----------------            ---------------
    (State or jurisdiction          (Primary Standard            (IRS Employer
      of incorporation or              Industrial                Identification
          organization)              Classification                   No.)
                                      Code Number)

                           99 Derby Street, Suite 200
                                Hingham, MA 02043
                                 (781) 556-1090
-------------------------------------------------------------------------------
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)


              Fredric P. Zotos, President & Chief Executive Officer
                           99 Derby Street, Suite 200
                                Hingham, MA 02043
                                 (781) 556-1090
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                With copies to:

               David M. Loev,                       John S. Gillies,
       David M. Loev, Attorney at Law       David M. Loev, Attorney at Law
        2777 Allen Parkway, Suite 1000       2777 Allen Parkway, Suite 1000
             Houston, TX  77019                    Houston, TX 77019
            (713) 524-4110 Tel.                   (713) 524-4110 Tel.
            (713) 524-4122 Fax                    (713) 456-7908 Fax.

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.


If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. (X)


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ( ).

CALCULATION OF REGISTRATION FEE

Title of Each          Amount Being      Proposed Maximum     Proposed Maximum    Amount of
Class of Securities    Being             Price Per Share(1)   Aggregate Price(2)  Registration
To be Registered       Registered                                                 Fee
----------------------------------------------------------------------------------------------
Common Stock           15,627,968            $0.10             $1,562,796.80       $198.01
$0.001 par value(3)
==============================================================================================
  Total                15,627,968            $0.10             $1,562,796.80       $198.01

(1) The offering price is the stated, fixed price of $.10 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457.
(2) This amount has been calculated based upon Rule 457(c) and the amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.
(3) Represents 14,224,138 shares underlying the Convertible Preferred Stock, which are convertible into shares of the Company's Common Stock at $0.029 per share, 900,000 shares which are being registered pursuant to a Registration
Rights Agreement, and 503,830 shares which are being registered in connection with a spin-off of the shares of the Registrant's former parent company, First Vulcan Corp. (as described in greater detail below under "Description of Business").

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                PATHOGENICS, INC.
                   RESALE OF 15,627,968 SHARES OF COMMON STOCK


The selling stockholders listed on page 76 may offer and sell up to 15,627,968 shares of our Common Stock under this Prospectus for their own account.


      A current Prospectus must be in effect at the time of the sale of the shares of Common Stock discussed above. We will not receive any proceeds from the resale of Common Stock by the selling stockholders. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

     The Company's Common Stock is not currently listed on any national securities exchange or the Nasdaq Stock Market; however, shortly after the Company's registration statement becomes effective, the Company expects to be listed on the OTC Bulletin Board.


     For the purposes of the Securities Act of 1933, the selling stockholders are deemed to be underwriters.


     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.


     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      THE DATE OF THIS PROSPECTUS IS ,     2005
                                                       ---

                                TABLE OF CONTENTS

Prospectus Summary                                                            5
Summary Financial Data                                                        9
Risk Factors                                                                  9
Use of Proceeds                                                              17
Dividend Policy                                                              18
Legal Proceedings                                                            18
Directors, Executive Officers, Promoters and Control Persons                 18
Security Ownership of Certain Beneficial Owners and Management               21
Interest of Named Experts and Counsel                                        21
Indemnification of Directors and Officers                                    22
Description of Business                                                      22
Management's Discussion and Analysis of Financial Condition
 and Results of Operations                                                   40
Description of Property                                                      45
Certain Relationships and Related Transactions                               45
Executive Compensation                                                       47
Financial Statements                                                         49
Changes in and Disagreements with Accountants on Accounting
 and Financial Disclosure                                                    72
Descriptions of Capital Stock                                                72
Shares Available for Future Sale                                             75
Plan of Distribution and Selling Stockholders                                75
Market for Common Equity and Related Stockholder Matters                     80
Legal Matters                                                                81
Part II                                                                      81

PART I - INFORMATION REQUIRED IN PROSPECTUS

                               PROSPECTUS SUMMARY

     The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all the information you should consider. As such, before you decide to buy our Common Stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our Common Stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," and "Pathogenics" refer to Pathogenics, Inc., a Delaware corporation, and unless the context otherwise requires, "Common Stock" refers to the Common Stock, par value $0.001 per share, of Pathogenics, Inc. and "Preferred Stock" refers to the Preferred Stock, par value $0.001 per share of Pathogenics, Inc.

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

     We are a biopharmaceutical company engaged in the acquisition, development and commercialization of novel therapeutics that have potential significant commercial viability and that target certain unmet market needs. The Company does not initiate any in-house research or development programs but instead outsources as many activities as possible, thereby minimizing fixed costs and maximizing development flexibility. We believe that this business model allows a flexible approach to partnering during the development process.

     We  currently  own  the  rights  to  the  two  following  technologies:


     o N-chlorotaurine, a novel anti-microbial agent that has been shown to produce broad spectrum activity against bacteria, fungi, and viruses in preclinical animal models and in small-scale clinical studies for various topical body-cavity infections; and

     o Chloroquine Diphosphate based formulations to reduce motor complications provoked by current dopamine replacement therapy in Parkinson's diseases patients and as a treatment for arresting the progression of Parkinson's Disease.



     We are primarily focused on developing these two technologies. Our core business strategy is to add value to our technologies by developing them up to the point they demonstrate efficacy in small-scale clinical trials and we obtain US Food & Drug Administration ("FDA") approval of an Investigational New Drug ("IND") application. We then plan to license them out to larger pharmaceutical companies for FDA approved larger-scale clinical efficacy trials (Phase I, II and III trials), FDA New Drug Approval ("NDA"), and sales and marketing, in return for upfront and milestone payments and royalties. To date, neither product candidate has completed the pre-clinical development necessary to support an FDA IND application which is required to conduct FDA approved clinical trials. Furthermore, the Company has not out-licensed any products, and we have not received any commercial revenues to date.

     All of the research and development which has been completed on N-chlorotaurine has been completed by the researchers in Austria. The researchers have completed studies on the impact of N-chlorotaurine on the Candida virus; studies on the chemical properties of N-chlorotaurine and how it is a key compound in the human defense system to infections; research on N-chlorotaurine for the treatment of infected leg ulcers; a study of the influence of N-chlorotaurine on nasal mucous; the application of N-chlorotaurine to combat sinus infections complicated by immune suppression; the tolerability of N-chlorotaurine in the middle ear of a guinea pig; and efficacy and tolerability of N-chlorotaurine in treating swimmers ear.



     All of the research and development on Chloroquine Diphosphate has been conducted by Alpha Research Group, LLC. Alpha Research Group, LLC has conducted a ten (10) patient clinical study using less than one half of the conventional malarial treatment dose of commercially available Chloroquine Diphosphate in a time-released formula with a brain targeting agent. Data from this study showed that Alpha Research Group, LLC's novel Chloroquine Diphosphate formulation alleviated both Parkinson's Disease motor symptoms in patients diagnosed with Parkinson's Disease, as well as the manifestation of involuntary jerky motions in patients and was generally well tolerated even after several months of continual use.


     Because all of our potential products are currently in research, preclinical development or the early or middle stages of clinical testing, revenues from the sales of any of our products will not occur for at least the next several years, if at all. As a result, we will need to raise substantial additional funds in the future to continue our research and development programs and to commercialize our potential products. We hope to explore alternative means of financing our operations and seek funding through various sources, including the sale of the Company's securities, collaborative arrangements with third parties and other strategic alliances and business transactions.


RISKS  ASSOCIATED  WITH  OUR  ABILITY  TO  CONTINUE  AS  A  GOING  CONCERN

     There are numerous risks associated with the Company and the Company's ability to continue its business operations. The Company requires financing in addition to the amount it plans to receive from the sale of the Convertible Preferred Stock to continue its business operations past the end of the fourth quarter of 2005. The Company will also face penalties in connection with its failure to obtain effectiveness of this Registration Statement which may require the Company to obtain additional financing to continue its business operations. If needed, the Company plans to obtain such additional financing through the sale of debt and/or equity, which may have a dilutive effect on its then shareholders. The Company currently lacks an operating history which investors can use to evaluate us, and has not generated any revenues in connection with N-chlorotaurine to date, making an investment in the Company highly speculative. The Company needs government approval from the U.S. Food and Drug Administration and/or the European Medicines Agency to market N-chlorotaurine or Chloroquine Diphosphate commercially. The Company will face competition for its products from many larger well established companies which have resources greater than ours. The Company currently lacks a market for its Common Stock.

N-chlorotaurine may be too expensive to produce commercially, may cause side effects and/or may be useless as an anti-infective. The Company relies on its key personnel and it is unlikely that if those personnel are lost that the Company will be able to succeed in its business plan. Investors are urged to read about these risk factors in greater detail below on page 9 under the section titled "Risk Factors," before making any investment in the Company.



DESCRIPTION  OF  SHARES  INCLUDED  IN  THIS  REGISTRATION  STATEMENT

     On February 18, 2005, the Company entered into a Registration Rights Agreement with William K. Mackey in connection with a Consulting Agreement entered into between the Company and Mr. Mackey on September 29, 2004, whereby the Company agreed to grant Mr. Mackey piggyback registration rights to Mr. Mackey's 900,000 shares of the Company's Common Stock, which are included in this Registration Statement ("Consulting Agreement"). Mr. Mackey is to aid and assist the Company in connection with a multi faceted corporate finance project, which included the $275,000 commitment in connection with the Convertible Preferred Stock, which is being registered pursuant to this Registration Statement. Mr. Mackey provided advice and service to the Company in connection with the reverse merger process, financing, and negotiation with various parties prior to the Reorganization, pursuant to the Consulting Agreement. Additionally, Mr. Mackey continues to perform services for the Company pursuant to the Consulting Agreement in connection with new technologies and how to structure potential financing packages.



     Mr. Mackey paid $900 cash consideration for a 2.2% interest in Tyrol Therapeutics, LLC (formerly "Pathogenics, LLC") on January 21, 2005. Mr. Mackey obtained his shares in connection with the Reorganization (defined below), whereby he exchanged his 2.2% interest in Pathogenics, LLC, for 900,000 shares of the Company's Common Stock.



     On February 18, 2005, the Company entered into a Securities Purchase Agreement ("Securities Purchase Agreement") with five (5) entities (collectively the "Purchasers"). In connection with the Securities Purchase Agreement, the Purchasers agreed to purchase Two Hundred and Seventy Five Thousand dollars ($275,000) of Convertible Preferred Stock ("Convertible Preferred Stock") of the Company, which is convertible into shares of the Company's Common Stock at a per share conversion price of $0.029 per share. The Purchasers will purchase the Convertible Preferred Stock of the Company in four (4) tranches, the first of which was February 23, 2005, at which time the Company received an aggregate of $45,000 from the Purchasers in return for 1,637 shares of the Company's Convertible Preferred Stock, the second of which was March 31, 2005, at which time the Company received an aggregate of $50,000 from the Purchasers in return for 1,818 shares of the Company's Convertible Preferred Stock, the third of which will be five (5) business days from the date the Company's Registration Statement is declared effective with the Securities and Exchange Commission ("SEC"), at which time the Company will receive an aggregate of $60,000 from the Purchasers in return for 2,182 shares of the Company's Convertible Preferred

Stock, and the fourth and final tranche will be the thirtieth (30) business day after the Company's Registration Statement becomes effective with the SEC, at which time the Company will receive an aggregate of $120,000 from the Purchasers in return for 4,363 shares of the Company's Convertible Preferred Stock. At the completion of the fourth tranche, the Company will have received $275,000 in return for 10,000 shares of the Company's Convertible Preferred Stock, which are convertible into an aggregate of approximately 9,482,760 shares of the Company's Common Stock (not including any dividends which are also convertible into shares of the Company's Common Stock). The Convertible Preferred Stock is redeemable on February 23, 2008 in cash equal to the aggregate Face Amount of the outstanding Convertible Preferred Stock. The Securities Purchase Agreement requires that the Company register shares of common stock in the Company's Registration Statement equal to 150% of the Common Stock issuable upon conversion of the Preferred
Stock to account for dividends and penalties, including liquidated damages, on the Convertible Preferred Stock.


     The Company's former parent, First Vulcan Corporation, a Delaware corporation ("Vulcan"), agreed to distribute one share of the Company for each of the 503,830 outstanding shares of Vulcan as of the record date of March 9, 2005 (the "Record Date" and the "Spin-Off"). The Spin-Off shares were distributed on March 14, 2005, and are being registered as part of this Registration Statement.


     This Registration Statement includes the 900,000 shares of Common Stock in connection with the Registration Rights Agreement, 503,830 shares issued in connection with the Spin-Off, and 150% of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (in accordance with the Securities Purchase Agreement), to take into account dividends which will accrue on the Convertible Preferred Stock and which may be converted at the option of the Convertible Preferred Stock holders into shares of the Company's Common Stock and adjustments to the Conversion Rate (defined below under "Description of Business"), in connection with changes in the Company's capitalization.


OUR  CONTACT  INFORMATION




     Our principal executive offices are located at 99 Derby Street, Suite 200, Hingham, MA 02043. Our telephone number is (781) 556-1090. The Company's website address is www.pathogenics.com (and includes information the Company does not intend to include as part of this Prospectus).

                             SUMMARY FINANCIAL DATA


     You should read the summary financial information presented below, which is taken from the unaudited interim financial statements for the six months ended June 30, 2005 and from the audited financial information of Pathogenics, Inc. and Tyrol Therapeutics, LLC, for the year ended December 31, 2004, in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                FOR THE SIX            FOR THE YEAR
                                                MONTHS ENDED              ENDED
                                               JUNE 30, 2005         DECEMBER 31, 2004
                                               -------------        ------------------
STATEMENT OF EXPENSES
---------------------
Operating Expenses
  General & Administrative                     $  119,298              $  17,059
  Research & Development                            9,802                     --
  Legal                                            61,797                     --
Net Loss                                         (190,897)               (17,059)
Preferred dividends                                 2,403                     --
Net  loss attributable to common shareholders    (193,300)               (17,059)

BALANCE SHEET DATA                             AS OF JUNE 30,
                                                   2005

Total Assets                                   $      562
Total Liabilities                                 140,516
Convertible preferred shares                       95,000
Stockholders' Deficit                            (234,954)


                                  RISK FACTORS

     The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in Pathogenics, Inc. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our Common Stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

     The Company's business is subject to many risk factors, including the following (references to "our," "we," and words of similar meaning in these Risk Factors refer to the Company).

     The Financial Information presented throughout this Registration Statement is taken from the Company's unaudited pro forma financial statements, provided under the heading "Financial Statements," unless otherwise stated.

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS OPERATIONS UNLESS WE RAISE ADDITIONAL FINANCING.


     We are a development stage company and as such has generated no revenues or profits to date. We depend to a great degree on the ability to attract external financing in order to develop the Company's patent rights in connection with N-Chlorotaurine and to develop therapeutic uses for Chloroquine Diphosphate. We anticipate the need for approximately $3,000,000 in additional financing to perform research and development on N-chlorotaurine and Chloroquine Diphosphate and obtain FDA approval of an IND for each drug. We had $140,516 of liabilities and a total shareholders deficit of $234,954 as of June 30, 2005. Currently, the Company believes it will have enough money to continue its business operations until the end of the fourth quarter of 2005, assuming the Five (5) entities continue to subscribe to additional tranches of Convertible Preferred Stock in connection with additional purchases of 6,545 shares of the Company's Convertible Preferred Stock, for contractually committed consideration of $180,000, as they are required to pursuant to the Securities Purchase Agreement. The Company plans to pay the dividends on the Convertible Preferred Stock and any liquidated damages and penalties which the Company is required to pay in shares of stock, which the Company believes will help its cash position. The Company believes it will have enough cash to sustain its operations until the end of the fourth quarter of 2005, because the Company's Chief Executive Officer agreed to accrue his salary starting on April 1, 2005, the Company's Consulting Agreement with William Mackey is to be paid when the Company receives all the financing from the sales of additional tranches of Convertible Preferred Stock, the Company plans to pay the dividends on the Convertible Preferred Stock in shares of the Company's common stock and the Company's office space expense is minimal and is cancelable at any time at the request of the Company; however, there is a risk that our Registration Statement will not be declared effective and/or that we will not be able to meet our current and future liabilities and remain in operation until we are able to receive additional money in connection with the subsequent sales of Convertible Preferred Stock. Additionally, there is a risk that the money we raise through sales of Convertible Preferred Stock will not be enough to pay the Company's future obligations. Finally, there is a risk that the five entities do not purchase the additional tranches of Convertible Preferred Stock, even though they are obligated to. If this were to happen, the Company would have a breach of contract claim against the Purchasers, which the Company would likely litigate. If any of these things were to happen, it could force the Company to suspend or abandon its business operations while the Company is in litigation, suspend or abandon the development of N-chlorotaurine and/or suspend or abandon the Company's business plan, which could lead to any investment in the Company being lost.



WE MAY NOT BE ABLE TO MEET OUR CURRENT AND FUTURE LIABILITIES AND REMAIN IN OPERATION UNTIL WE RECEIVE THE MONEY FROM THE RECEIPT OF MONEY IN CONNECTION WITH SUBSEQUENT TRANCHES.

     The Company had $562 of cash on hand at June 30, 2005, and required $140,516 for current liabilities. The Company had working capital of $139,954 at June 30, 2005. The Company believes it will be able to remain in operation until the end of the fourth quarter of 2005, assuming the sale of the additional tranches of Convertible Preferred Stock, as the Company believes it is currently successful in keeping its expenses low while still in the development stage of its technologies. If the Company is delayed in raising that money, as a result of the Company not obtaining effectiveness of this registration statement, or for any other reason, the Company could be forced to abandon or curtail its planned research and development activities, and/or abandon or curtail its operations, and any investment in the Company could be lost.


WE WILL BE FORCED TO PAY PENALTIES IN CONNECTION WITH THE REGISTRATION OF THE CONVERTIBLE PREFERRED STOCK, WHICH WILL CAUSE DILUTION TO OUR EXISTING SHAREHOLDERS.


     The Company currently has agreements with five (5) entities to purchase shares of Convertible Preferred Stock; however, these purchases are contingent on the Company obtaining effectiveness of this Registration Statement by June 18, 2005. Because we were not able to obtain effectiveness of this Registration Statement by June 18, 2005, we will be forced to pay penalties to the holders of Convertible Preferred Stock. These penalties include a penalty of 1.5% of the total purchase price of the outstanding preferred stock due after the expiration of the first two thirty day periods following the June 18, 2005 deadline and a penalty of 2% of the purchase price of the outstanding preferred stock at the expiration of each thirty day period thereafter, payable in shares of the Company's Common Stock (described below in further detail under "Business" and "Description of Securities"). As of June 30, 2005, the purchase price of the outstanding preferred stock was $95,000, thereby resulting in penalties of 1.5% ($1,425 or 49,138 shares of Common Stock) due after the expiration of the first two thirty day periods following the June 18, 2005 deadline, and 2% ($1,900 or 65,517 shares of Common Stock) at the expiration of each thirty day period thereafter, resulting in total penalties owed of approximately $2,850 or 98,276 shares of Common Stock as of the filing of this Registration Statement; however, as of the filing of this Registration Statement, we have not paid such penalties to the purchasers of the Preferred Stock and we plan to ask the purchases of the Preferred Stock to waive the penalties which we owe, of which there can be no assurance. If the purchasers of the Preferred Stock force us to pay the penalties in the future, and we issue shares of our Common Stock as payment for these penalties, any then existing shareholders will be diluted. Additionally, if you invest in our Company and we are forced to pay penalties in connection with the Convertible Preferred Stock, are unable to raise the required funds, and are forced to abandon our business plan, your investment could become worthless.


OUR INDEPENDENT PUBLIC ACCOUNTING FIRM HAS EXPRESSED SUBSTANTIAL DOUBT AS TO WHETHER OUR COMPANY CAN CONTINUE AS A GOING CONCERN.


     Our Company is in its early development stage, as planned principal activities have not begun. We have not generated any revenues since the Company's change in business focus to a biopharmaceutical company focused on high value-added pharmaceutical clinical development and have incurred substantial losses. These factors indicate that the Company may be unable to continue as a going concern, particularly in the event that it cannot generate sufficient cash flow to conduct its operations and/or obtain additional sources of capital and financing. Currently, the Company's management believes that it will be able to continue as a going concern, due to the fact that the Company's Chief Executive Officer, Frederic Zotos has agreed to accrue his salary until such time as the Company has sufficient cash on hand to continue its business plan and pay Mr. Zotos his accrued salary; the fact that under Mr. Mackey's Consulting Agreement, he is to be paid only after the Company receives all of the $275,000 due from the purchases of Preferred Stock, and because the Company is not required pay the N-chlorotaurine or Chloroquine Diphosphate researchers any royalties until the Company is able to commercially market any products based on N-chlorotaurine or Chloroquine Diphosphate. However, if the Company is not able to continue as a going concern, any investment in the Company may become worthless.

ON THE THIRD ANNIVERSARY OF THE FIRST CLOSING DATE OF THE SECURITIES PURCHASE AGREEMENT, THE HOLDERS OF THE CONVERTIBLE PREFERRED STOCK HAVE THE OPTION OF REDEEMING THE FULL AMOUNT OF THE OUTSTANDING CONVERTIBLE PREFERRED STOCK FOR CASH.

     Under the Certificate of Designations for the Convertible Preferred Stock, the holders of the Convertible Preferred Stock have the option on February 23, 2008, to redeem the outstanding Convertible Preferred Stock for cash equal to the aggregate face amount of the outstanding Convertible Preferred Stock. As of the filing of this Amended Registration Statement, that amount was $95,000, but assuming the additional purchases of Convertible Preferred Stock are made as required under the Securities Purchase Agreement, that amount will increase to $275,000 (assuming no Convertible Preferred Stock is converted into shares of Common Stock). We do not currently have $95,000 to pay the redemption amount of the currently outstanding Convertible Preferred Stock, and we cannot assure you that we will have up to $275,000 to redeem the full amount of Convertible Preferred Stock, after the additional issuances are made. If we are unable to raise additional monies through debt and/or equity financing prior to February 23, 2008, to pay the amounts due to the Convertible Preferred Stock holders, we may be forced to sell a substantial portion of our assets, and/or curtail or abandon our business plan, and as a result, any investment in us could become worthless.


WE LACK AN OPERATING HISTORY WHICH YOU CAN USE TO EVALUATE US, MAKING ANY INVESTMENT IN OUR COMPANY RISKY.

     Our Company lacks an operating history which investors can use to evaluate our Company's previous earnings. This makes it harder for you as an investor to predict how our Company may do in the future. Therefore, an investment in our Company is risky because we have no business history and it is hard to predict what kind of return our stock will have in the future, if at all.


TO DEVELOP N-CHLOROTAURINE AND CHLOROQUINE DIPHOSPHATE AND/OR OTHER TECHNOLOGIES WE MAY IN-LICENSE IN THE FUTURE, OR WE MAY NEED TO ENTER INTO COLLABORATIVE AGREEMENTS WITH OTHER COMPANIES WHICH MAY LIMIT OUR CONTROL OF OUR TECHNOLOGIES, WHICH WOULD DECREASE ANY POTENTIAL FEES WE ULTIMATELY RECEIVE IN CONNECTION WITH N-CHLOROTAURINE AND/OR CHLOROQUINE DIPHOSPHATE.

         We do not have the resources to directly conduct full clinical development, obtain regulatory approvals, or manufacture or commercialize any products, and we have no current plans to acquire such resources. Therefore, we depend upon others to carry out such activities. As a result, we anticipate that we may enter into collaborative agreements with third parties able to contribute to developing our technologies. Such agreements may limit our control over any or all aspects of development of N-chlorotaurine, Chloroquine Diphosphate and/or other technologies.

         To be profitable, we must successfully commercialize our technologies. They are however in the early stages of development and will require significant further research, development and testing, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. They are also rigorously regulated by the federal government, particularly the U.S. Food and Drug Administration (the "FDA") and by comparable agencies in state and local jurisdictions and in foreign countries. Each of the following is possible with respect to any one of our products:

      o that, in the case of N-chlorotaurine and Chloroquine Diphosphate and other pharmaceutical technologies we may choose to develop, we will not be able to enter into human clinical trials because of scientific, governmental or financial reasons, or that we will encounter problems in clinical trials that will cause us to delay or suspend development of one of the technologies;

      o that any of our products will be found to be ineffective or unsafe;

      o that government regulation will delay or prevent any product's marketing for a considerable period of time and impose costly procedures upon our activities;

      o that the FDA or other regulatory agencies will not approve a given product or will not do so on a timely basis;

      o that the FDA or other regulatory agencies may not approve the process or facilities by which a given product is manufactured;

      o that our dependence on others to manufacture our products may adversely affect our ability to develop and deliver the products on a timely and competitive basis;

      o that, if we are required to manufacture our own products, of which we have no current plans, we will be subject to similar risks regarding delays or difficulties encountered in manufacturing the products, will require substantial additional capital, and may be unable to manufacture the products successfully or in a cost-effective manner;

      o that the FDA's policies may change and additional government regulations and policies may be instituted, both of which could prevent or delay regulatory approval of our potential products; or

      o that we will be unable to obtain, or will be delayed in obtaining, approval of a product in other countries, because the approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval.

     Similarly, it is possible that, for the following reasons, we may be unable to commercialize, or receive royalties from the sale of, any given technology, even if it is shown to be effective:

      o   if it is uneconomical;

      o if, in the case of N-chlorotaurine and Chloroquine Diphosphate or other pharmaceutical technologies we may attempt to develop in the future, it is not eligible for third-party reimbursement from government or private insurers;

      o if others hold proprietary rights that preclude us from commercializing it;

      o   if others have brought to market equivalent or superior products;

      o if others have superior resources to market similar products or technologies;

      o if government regulation imposes limitations on the indicated uses of a product, or later discovery of previously unknown problems with a product results in added restrictions on the product or results in the product being withdrawn from the market; or

      0 if we are able to gain patent rights on our products and technologies, we may lose these rights for failure to pay maintenance fees;

      o if it has undesirable or unintended side effects that prevent or limit its commercial use.

WE WILL NEED GOVERNMENT APPROVAL BEFORE WE WILL BE ABLE TO MARKET N-CHLOROTAURINE, CHLOROQUINE OR OTHER TECHNOLOGIES THE COMPANY MAY CHOOSE TO DEVELOP IN THE FUTURE, AND IF WE ARE UNABLE TO OBTAIN GOVERNMENT APPROVAL, WE MAY BE FORCED TO ABANDON N-CHLOROTAURINE AS A COMMERCIAL PRODUCT, WHICH MAY FORCE THE COMPANY TO CEASE BUSINESS OPERATIONS.


     The Company will need to have U.S. Food and Drug Administration ("FDA"), European Medicines Agency ("EMEA") approval, and/or may need other state and national regulatory approval before it is able to market N-Chlorotaurine and/or Chloroquine Diphosphate commercially, assuming that the Company is able to commercially produce N-chlorotaurine and/or Chloroquine Diphosphate. The Company may be unable to obtain the approval of the FDA, EMEA and state and national regulatory approval because those entities may feel that N-chlorotaurine and/or Chloroquine Diphosphate are not safe, have side effects, or in the case of N-chlorotaurine has limited or no anti-microbial properties. If the Company is unable to obtain Regulatory Approval for N-chlorotaurine and/or Chloroquine Diphosphate, or runs out of money before the Company can obtain Regulatory Approval for N-chlorotaurine and/or Chloroquine Diphosphate, the Company will be unable to commercially market N-chlorotaurine and/or Chloroquine Diphosphate and the Company will likely fail. As a result, you will likely lose any investment you have in the Company.


WE MAY BE UNABLE TO SUCCESSFULLY COMPETE AGAINST COMPANIES WITH RESOURCES GREATER THAN OURS, IF WE ARE UNABLE TO PROTECT OUR PATENT RIGHTS AND TRADE SECRETS, OR IF WE INFRINGE ON THE PROPRIETARY RIGHTS OF THIRD PARTIES.

     Additionally, the Company will need to obtain patents on its technology to protect its rights to that technology. To obtain a patent on an invention, one must be the first to invent it or the first to file a patent application for it. We cannot be sure that the inventors of subject matter covered by patents and patent applications that we own or license were the first to invent, or the first to file patent applications for, those inventions. Furthermore, patents we own or license may be challenged, infringed upon, invalidated, found to be unenforceable, or circumvented by others, and our rights under any issued patents may not provide sufficient protection against competing drugs or otherwise cover commercially valuable drugs or processes.

         We seek to protect trade secrets and other un-patented proprietary information, in part by means of confidentiality agreements with our collaborators, employees, and consultants. If any of these agreements is breached, we may be without adequate remedies. Also, our trade secrets may become known or be independently developed by competitors.

WE HAVE A POOR FINANCIAL POSITION AND IF WE DO NOT GENERATE REVENUES, WE MAY BE FORCED TO ABANDON OUR BUSINESS PLAN.

     Our Company currently has a poor financial position. We have not generated any revenues nor have we obtained any of the government approval we will require for N-Chlorotaurine or Chloroquine. There is a possibility we will never obtain government approval from the U.S. Food and Drug Administration ("FDA") and the European Medicines Agency ("EMEA") and we will therefore not generate enough profits for your investment in our Company to appreciate. If we never generate any revenues, our Company may be forced to abandon its business plan and your securities in the Company may become worthless.

WE LACK A MARKET FOR OUR COMMON STOCK, WHICH MAKES AN INVESTMENT IN OUR SECURITIES SPECULATIVE.

     We currently lack a market for the Company's Common Stock. Because of this, it is hard to determine exactly how much our securities are worth. This makes an investment in our Company very speculative. As a result of the lack of market, it is hard to judge how much the securities you may purchase from this Prospectus are worth and it is possible that they will become worthless.

OUR INDUSTRY IS COMPETITIVE AND AS SUCH COMPETITIVE PRESSURES COULD PREVENT US FROM OBTAINING PROFITS, FORCING US TO ABANDON OR CURTAIL OUR BUSINESS PLAN AND POSSIBLY LIQUIDATE OUR ASSETS.

     One of the main factors in determining in whether the Company will be able to realize any profits and/or be able to continue its business plan will be whether or not the Company is able to successfully compete in the biopharmaceutical industry. The biopharmaceutical industry is highly competitive and the Company may be competing against companies with greater resources and more experience in the biopharmaceutical industry. If the Company is unable to compete in the marketplace and fails to generate any profits, the Company may be forced to liquidate its assets and any investment in our Company could be lost.

N-CHLOROTAURINE MAY NOT BE EFFECTIVE AS AN ANTI-INFECTIVE, MAY CAUSE SIDE EFFECTS, BE TOO EXPENSIVE TO PRODUCE, HAVE OTHER COMPLICATIONS WHICH RENDER IT UNPROFITABLE OR USELESS AS AN ANTI-INFECTIVE OR THE COMPANY MAY BE UNABLE TO FIND A CORPORATE PARTNER TO MARKET N-CHLOROTAURINE, WHICH COULD FORCE THE
COMPANY  TO  SEEK  OTHER  BUSINESS  OPPORTUNITIES  AND/OR  CEASE  OPERATIONS.


     While the Company has conducted small-scale clinical studies (to assess safety and efficacy in humans) N-chlorotaurine has yet to be found to be effective as an anti-infective by any regulatory authority or not to cause side effects which would make it unsafe to produce by any regulatory authority, not to be too expensive to produce in commercial quantities, and/or not to have any other complications which render N-chlorotaurine unprofitable for the Company to produce. Additionally, even if the Company does choose to market N-chlorotaurine, the Company may not be able to find a corporate partner to partner with and be unable to produce commercial quantities of N-chlorotaurine and/or bring N-chlorotaurine to market. If N-chlorotaurine were found to have any of the qualities listed above, the Company will be forced to abandon its business plan and will be forced to abandon or curtail its business plan. As a result, any investment in the Company could become worthless.

CHLOROQUINE DIPHOSPHATE MAY NOT BE EFFECTIVE AS A TREATMENT FOR PARKINSON'S DISEASE, MAY CAUSE SIDE EFFECTS, BE TOO EXPENSIVE TO PRODUCE, HAVE OTHER COMPLICATIONS WHICH RENDER IT UNPROFITABLE OR THE COMPANY MAY BE UNABLE TO FIND A CORPORATE PARTNER TO MARKET CHLOROQUINE DIPHOSPHATE, WHICH COULD FORCE THE COMPANY TO SEEK OTHER BUSINESS OPPORTUNITIES AND/OR CEASE OPERATIONS.

     Chloroquine Diphosphate has yet to be found to be effective as a treatment for Parkinson's Disease by any government regulatory body, nor has it been sufficiently tested to determine whether it causes any side effects which would make it unsafe to produce, not to be too expensive to produce in commercial quantities, and/or not to have any other complications which may render Chloroquine Diphosphate unprofitable for the Company to produce. Additionally, even if the Company does choose to market Chloroquine Diphosphate, the Company may not be able to find a corporate partner to partner with and be unable to produce commercial quantities of Chloroquine Diphosphate and/or bring Chloroquine Diphosphate to market. If Chloroquine Diphosphate were found to have any of the qualities listed above, the Company will be forced to abandon its business plan and will be forced to abandon or curtail its business plan. As a result, any investment in the Company could become worthless.


THE AUSTRIAN RESEARCHERS MAY NOT PERMIT US TO USE THE RESEARCH AND DEVELOPMENT STUDIES THEY HAVE CONDUCTED ON N-CHLOROTAURINE IN SUPPORT OF OUR INVESTIGATIONAL NEW DRUG APPLICATION.

     The Company believes that most, if not all of the pre-clinical studies conducted by the researchers should be admissible to the FDA to support the filing of the Company's IND application on N-chlorotaurine. However, the Austrian researchers are under no obligation to allow the Company to use their pre-existing research in support of its investigational new drug application. If the Austrian researchers do not permit us to use their pre-existing research in support of our IND application, we will be forced to duplicate their studies and results at a substantial additional expense, which funds we do not currently have. Additionally, if it becomes necessary to duplicate the Austrian researcher's studies, it will cause us substantial additional delays in the process of obtaining FDA approval for N-chlorotaurine. If we are unable to raise the additional funds needed to duplicate the Austrian researcher's studies and results on N-chlorotaurine, we could be forced to abandon our plans to obtain FDA approval for N-chlorotaurine and/or scale back or abandon our business plan, which could cause any investment in the Company to become worthless.


WE RELY UPON KEY PERSONNEL AND IF THEY LEAVE OUR COMPANY OUR BUSINESS PLAN AND OUR BUSINESS OPERATIONS COULD BE ADVERSELY EFFECTED.

     We rely on Frederic P. Zotos, the Company's Chief Executive Officer and Director and Michael L. Ferrari, the Company's Vice President and Director for the success of our Company. Their experience and inputs create the foundation for our business and they are responsible for the directorship and control over the Company's development activities. Mr. Zotos entered into an employment contract with the Company on March 15, 2005. The Company currently has no employment contract with Mr. Ferrari and does not hold "key man" insurance on either Mr. Zotos or Mr. Ferrari. Moving forward, should they be lost for any reason, the Company will incur costs associated with recruiting replacement personnel and could face potential delays in operations. If we are unable to replace them with other suitably trained individuals, the Company may be forced to scale back or curtail our business plan. As a result of this, your securities in our Company could become devalued.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

     If the Company's Common Stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our Common Stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

                                USE OF PROCEEDS


      We will not receive any proceeds from the resale of Common Stock which is being registered pursuant to this Registration Statement in connection with the conversion of 10,000 shares of Convertible Preferred Stock, not including any additional issuance for dividends or penalties. The Company has used the monies received from the purchase of the Convertible Preferred Stock and plans to use the money raised from the additional sales of the Convertible Preferred Stock as follows:

                                              TOTAL ESTIMATED
                                             EXPENSES FROM THE
                           AMOUNT SPENT      PROCEEDS RECEIVED
                          AS OF JUNE 30,    FROM THE CONVERTIBLE    PERCENTAGE OF
        USE OF PROCEEDS       2005            PREFERRED STOCK        NET PROCEEDS
---------------------------------------------------------------------------------
Salaries & Benefits (1)    $ 25,794              $ 64,232               23.3%

Professional Fees (2)      $ 44,870              $ 92,620               33.7%

General and
Administrative
Expenses                   $ 16,576              $ 24,768                9.0%

Research and
Development (3)            $  9,802              $ 57,302               20.8%

Current Liabilities(4)     $ 17,000              $ 37,000               13.4%
=================================================================================
TOTAL                      $114,042              $275,922                100%
---------------------------------------------------------------------------------


     The timing and manner of use of the net proceeds may vary, depending on the Company's rate of growth and other factors. The foregoing represents the Company's best estimate of its use of the net proceeds of the offering based on current planning and business conditions. The Company reserves the right to change its use of proceeds when and if market conditions or unexpected changes in operating conditions or results occur, or in the management's discretion.
Additionally, the Company's expenses may force the Company to spend substantially less of the money raised on research and development activities.


     (1) The Company's Chief Executive Officer, Frederic P. Zotos has agreed to accrue his salary for the six month period beginning April 1, 2005 and ending September 30, 2005 (an amount equal to $100,000). In accordance with the terms of the Securities Purchase Agreement, this accrued salary shall not be paid out of the $275,000 in financing in connection with the purchase of convertible preferred stock. This accrued salary shall be paid at such time as the Company has sufficient cash on hand to continue its business plan and pay Mr. Zotos' accrued salary.

     (2) Under the Consulting Agreement, Mr. Mackey was paid a retainer in the amount of $7,500 for each of the first three months of the Consulting Agreement, which is to be paid after the Company receives the $275,000 in financing, and $6,000 for each month of the financing thereafter, which is to be paid once the Company once the Company has received Regulation S funding in excess of $1,000,000. The Company does not believe it will be required to pay any additional funds to Mr. Mackey in excess of these amounts in performance of his duties under the consulting agreement. The company has paid Mr. Mackey a total of $8,000 to date based upon the pro-rata portion of the $275,000 in financing the Company has received to date. The Company intends to pay Mr. Mackey an additional $14,500 upon receipt of the remaining $160,000 of the $275,000 in financing in connection with the purchase of convertible preferred stock. Professional fees include legal fees of $25,000 in connection with filing this prospectus, accounting fees, and $37,690 in patent expenses for 2005.

     (3) These estimated research and development expenses include $44,000 in support of research conducted by the N-chlorotaurine researchers until the end of 2005, which the researchers have requested, and the Company's management has indicated their intention to provide, although no written contract for such amount currently exists for such funds. Additionally, this amount includes $21,000 for seven months of scientific development consulting for Chloroquine Diphosphate by Jodi Nelson from June to December 2005.


     (4) This amount includes $20,000 owed to our Director, William L. Sklar and Mr. Mackey, as repayment of short terms monies previously loaned to us.

                                DIVIDEND POLICY

     To  date,  we  have  not  declared or paid any dividends on our outstanding
Common Stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.


     We are required, in connection with our outstanding Convertible Preferred Stock, to pay the holders of our Convertible Preferred Stock quarterly dividends at 2.5% above the prime rate published by Citibank, N.A. (as August 17, 2005, the prime rate was 6.5%) ("Dividends"). The Dividends are payable on the last day of April, July, October and January, in cash or additional shares of the Company's Convertible Preferred Stock.


                                LEGAL PROCEEDINGS

     From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

                         DIRECTORS, EXECUTIVE OFFICERS,
                          PROMOTERS AND CONTROL PERSONS

     The following table sets forth the name, age and position of each director and executive officer of the Company. There are no other persons who can be classified as a promoter or controlling person of the Company. The officers and directors of the Company are as follows:


     NAME                   AGE          POSITION
     ----                   ---          --------
     Frederic P. Zotos      40           President, Chief Executive Officer, and
                                         Director
     Michael  Ferrari       30           Vice  President  and  Director
     William  L.  Sklar     57           Director

FREDERIC  P.  ZOTOS

     Frederic P. Zotos has served as Chief Executive Officer, President, Secretary and Treasurer of the Company since February 18, 2005. Mr. Zotos has served as managing member of the Company's wholly owned subsidiary Pathogenic, LLC, since its creation on November 19, 2002. Mr. Zotos served as Director of Atlantic Technology Ventures, Inc. ("Atlantic") from May 1999 to February 2003, President of Atlantic from April 2000 to February 2003, and Chief Executive Officer of Atlantic from February 2001 to February 2003. From June 1999 to March 2000, Mr. Zotos served as Director of due diligence for Licent Capital LLC. From November 1996 to August 1998, Mr. Zotos served as Assistant to the President and Patent Counsel for Competitive Technologies, Inc. From June 1994 to October 1996, Mr. Zotos served as an Associate Attorney at Law with the law firm of Pepe and Hazard in Connecticut. Mr. Zotos received a Bachelors degree in Mechanical Engineering from Northeastern University in 1988 and a Masters Degree in Business Administration and a Juris Doctorate from Northeastern University in 1993. Mr. Zotos is a current member of the Licensing Executive Society and the Boston Patent Law Association.

MICHAEL  FERRARI

     Michael Ferrari has served as Vice President and Director of the Company since February 18, 2005. Since its creation on November 19, 2002, Mr. Ferrari has served as a member of the Company's wholly owned subsidiary Pathogenic, LLC. Since March 2004, Mr. Ferrari has been employed by Clinical Advisors, LLC, as head of operations, sales and project management. From August 2003 to February 2004, Mr. Ferrari served as a private equity associate with Maxim Group, LLC. From January 2001 to January 2003, Mr. Ferrari served as Vice President of Business Development for Atlantic Technology Ventures. From September 1998 to January 2001, Mr. Ferrari served as Manager of Business Development at Corporate Technology Development, Inc. From September 1997 to September 1998, Mr. Ferrari worked for Aetna U.S. Healthcare as an Account Executive. Mr. Ferrari received his Bachelors degree in Biology from Villanova University in 1997. Mr. Ferrari holds series 7 and 63 securities licenses. He has also been a member of the Licensing Executive Society since 1999.


WILLIAM L. SKLAR

     William L. Sklar has served as a Director of the Company since January 27, 2005, 2005. He served as President of the Company from January 27, 2005 to February 18, 2005. Since November 1988, Mr. Sklar has served as a consultant with Willmar Management Corp. From July 1983 to October 1988, Mr. Sklar served as owner of Western Bag & Burlap, a textile bag manufacturer. From May 1980 to June 1983, Mr. Sklar served in various positions with Orenstein & Partners
Chartered Accountants. Mr. Sklar graduated from the University of Toronto in 1970, with a Bachelors degree in Commerce
..

     Directors of the Company are elected annually and hold office until the annual meeting of the shareholders of the Company and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among the Company's officers and directors. Officers and directors of the Company may receive compensation as determined by the Company from time to time by vote of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors.

EMPLOYMENT  AGREEMENT


     Frederic P. Zotos entered into an employment agreement with the Company on March 15, 2005, effective as of February 18, 2005. The employment agreement calls for Mr. Zotos to serve as the Company's Chief Executive Officer and President. Under the agreement, Mr. Zotos is to receive $200,000 per year plus a bonus to be determined by the Company's Board of Directors. The term of the employment agreement shall be until terminated by the Company or Mr. Zotos. The employment agreement may be terminated by the Company for "cause," including (i) conviction of any crime constituting a felony in the jurisdiction involved, (ii) engaging in any substantiated act involving moral turpitude, (iii) engaging in any act which subjects the Company to public ridicule or embarrassment, (iv) grossly negligent performance of duties under the Employment Agreement, (v) willful failure or refusal to perform duties under the Employment Agreement, or
(vi) material breach of any provision of the agreement. Additionally, the agreement may be terminated by reason of Mr. Zotos' death or Mr. Zotos' voluntary retirement. If the agreement is terminated by Mr. Zotos' death, his retirement or by the Company for "cause," Mr. Zotos will be entitled to only his salary earned through the date of the termination of his employment.



     Additionally, the Company can terminate Mr. Zotos' employment under the agreement due to his incapacity due to physical or mental illness, if he is absent from his duties on a full time basis for either one hundred and twenty
(120) days within any three hundred and sixty-five (365) period or ninety (90) consecutive days.



     If the Company terminates Mr. Zotos' employment for the reasons set forth in this paragraph, or any other reason other than for "cause,"the Company shall pay Mr. Zotos a pro rata amount of his $200,000 salary which he earned through the date of his termination and severance pay equal to the amount Mr. Zotos would have received during the period beginning on the date of termination and ending twelve (12) months from the date of his termination.


     Mr. Zotos agreed under the agreement not to compete with the Company during his employment or for one (1) year following the termination of his employment with the Company.

RECENT  CHANGES  IN  OFFICERS  AND  DIRECTORS

     On February 18, 2005, William L. Sklar resigned as Chief Executive Officer of the Company and on February 18, 2005, the Board of Directors appointed Frederic P. Zotos as the Company's Chief Executive Officer, to fill the vacancy left by Mr. Sklar's resignation. Although Mr. Sklar resigned as Chief Executive Officer of the Company on February 18, 2005, he remains with the Company as a Director.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table provides the names and addresses of each person known to own directly or beneficially more than a 5% of the outstanding Common Stock (as determined in accordance with Rule 13d-3 under the Exchange Act) as of August 24, 2005, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.


                                 Beneficially Owned                 Beneficially Owned
                                 Prior  to  Offering                After  Offering(3)
Name  and  Address  of         ---------------------             ------------------------
Beneficial Owner(1)             Shares        Percent(2)          Shares         Percent
------------------------        ------        ----------          ------         ---------
    Frederic P. Zotos           20,000,000       48.3 %           20,000,000       39.3 %

     Michael Ferrari            20,000,000       48.3 %           20,000,000       39.3 %

     William L. Sklar              250,000        0.6 %              250,000       0.49 %
------------------------------------------------------------------------------------------
All the officers and            40,250,000       97.2 %           40,250,000       79.1%
directors as a group
 (3 persons)

    (1) The address of each of the Company's officers and Directors is the Company's principal executive offices at 99 Derby Street, Suite 200, Hingham, MA 02043.
    (2)  Using  41,403,830  shares  outstanding  as  of  August  24,  2005.
    (3) Using 50,886,589 shares outstanding after conversion of all shares of Convertible Preferred Stock, assuming the conversion of all shares of Convertible Preferred Stock, no conversion of dividends or penalties associated with the Convertible Preferred Stock or the Securities Purchase Agreement, and no subsequent issuance of shares of Common Stock by the Company other than to the Convertible Preferred Stock holders.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

     None.

EXPERTS

     The financial statements of Tyrol Therapeutics, LLC ("Tyrol") and Pathogenics, Inc. as of December 31, 2004, and for the years ended December 31, 2004 and 2003, as well as the period from inception to December 31, 2004, have been audited by Malone & Bailey, PC, independent registered public accounting firm, and have been included in this Prospectus in reliance upon the reports of Malone & Bailey, PC, and upon their authority as experts in accounting and auditing.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Company's Restated Certificate of Incorporation and Delaware General Corporation Law, any person who was or is a party or is or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Company) by reason of the fact that he is or was a Director, officer, incorporator, employee, or agent of the Company, or is or was serving at the request of the Company as a Director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Company to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a Director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

     Additionally, Mr. Zotos, Mr. Ferrari and Mr. Sklar entered into separate Indemnification Agreements with the Company (each an "Indemnitee" and the "Indemnification Agreements"). The Indemnification Agreements provide for the Company to indemnify each Indemnitee if he is or becomes a party to, or a witness to any threatened, pending or completed action, suit, investigation or proceeding by reason of the fact that the Indemnitee is or was a Director, officer, employee, trustee, agent or fiduciary of the Company or serving at the request of the Company to the full extent permitted by law. Additionally, the Company shall advance to each Indemnitee, within two business days of any request, any and all expenses in connection with any indemnification, provided, however that each Indemnitee must have obtained prior approval of the Board of Directors of the Company, unless the Company had previously experienced a "change in control," in which case, an independent counsel selected by the Indemnitee, and approved by a majority of the disinterested directors, shall determine whether and to what extent the Indemnitee is permitted to be indemnified by the Company.




                             DESCRIPTION OF BUSINESS

HISTORY

     The Company was incorporated in Delaware on December 16, 1997 as "Niktronic, Inc." On that same day, the Company's Board of Directors approved a change in the Company's name to "Needle Impulse Technologies, Inc." and on January 20, 1998, the Company filed a Certificate of Amendment with the Delaware Secretary of State to affect the name change to "Needle Impulse Technologies Corp." On February 28, 2002, the Company's corporate charter with the State of Delaware was revoked for non-payment of taxes. On February 2, 2005, the Company filed a Certificate for Renewal and Revival of Charter with Delaware to restore, renew and revive the Company's corporate charter, which was granted by the Secretary of State of Delaware.

     On February 8, 2005, the Company affected a 503.83:1 forward stock split. Unless otherwise stated all share amounts in this Registration Statement take into account this stock split.

     On February 9, 2005, the Company filed a Certificate of Amendment with the Delaware Secretary of State to change the Company's name to "Pathogenics, Inc." and to authorize 110,000,000 share of stock of which 100,000,000 are shares of Common Stock, $.001 par value per share, and of which 10,000,000 are shares of serial Preferred Stock, $.001 par value per share.

     From December 16, 1997, until February 10, 2005, the date of the Reorganization (defined below), the Company had no business operations and was wholly owned by First Vulcan Corporation, a Delaware corporation ("Vulcan").


     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC, formerly Pathogenics, LLC, a Delaware limited liability company and the members of Tyrol, whereby each member of Tyrol exchanged all of their interest in Tyrol for shares of the Company's Common Stock (the "Reorganization Agreement" and the "Reorganization"). Fredric
P. Zotos, the Company's current Chief Executive Officer and a former Tyrol member exchanged his 48.9% interest in Tyrol for 20,000,000 shares of the Company's Common Stock, Michael L. Ferrari, the Company's current Vice President and Director exchanged his 48.9% interest in Tyrol for 20,000,000 shares of the Company's Common Stock and William K. Mackey exchanged his 2.2% interest in Tyrol for 900,000 shares of the Company's Common Stock. As a result of the Reorganization, Tyrol became a wholly owned subsidiary of the Company, and the Company ceased to be a wholly owned subsidiary of Vulcan Corporation. Henceforth throughout this Registration Statement, unless otherwise stated, all references to the "Company" include "Tyrol Therapeutics, LLC."


     In connection with the Reorganization, Mr. Zotos and Mr. Ferrari, the Company's Chief Executive Officer, entered into a Lock Up Agreement with the Company, whereby those individuals agreed not to sell or otherwise dispose of any shares of the Company's Common Stock until this Registration Statement has been effective with the Securities and Exchange Commission for a period of one hundred and eighty (180) days.

     Additionally, pursuant to the Reorganization Agreement, the Company agreed to distribute the 503,830 shares of the Company's Common Stock, which were held by Vulcan Corporation to the shareholders of Vulcan Corporation, on a one for one basis, with each shareholder of Vulcan Corporation common stock as of the record date of March 9, 2005, receiving one share of the Company's Common Stock for each share of Vulcan which they held. Those shares were distributed on March 14, 2005. A portion of those shares, 128,428 shares, were issued as free trading shares without restriction to the shareholders of Vulcan Corporation who had free trading shares of Vulcan Corporation on the record date. The Company is registering all 503,830 shares as part of this Registration Statement, which were all previously issued to shareholders of Vulcan Corporation on March 14, 2005, and which number includes the 128,428 shares which were issued as free trading. Our Director, William L. Sklar, is the only individual who received shares of Vulcan Corporation who is an affiliate of the Company, and therefore, the 250,000 shares that Mr. Sklar received will be subject to the Rule 144 volume limitations on the sale of his securities, even though those shares will be registered upon the effectiveness of this Registration Statement (see "Shares Available for Future Sale," below).



     The Company entered into a Registration Rights Agreement, on February 18, 2005, with William K. Mackey, in connection with a Consulting Agreement entered into between Mr. Mackey and the Company on September 29, 2004. The Consulting Agreement is for a period of twelve (12) months, during which time Mr. Mackey is to aid and assist the Company in connection with a multi faceted corporate finance project, which included the $275,000 commitment in connection with the Convertible Preferred Stock, which is being registered pursuant to this Registration Statement. Under the Consulting Agreement, Mr. Mackey was paid a retainer in the amount of $7,500 for each of the first three months of the Consulting Agreement, which is to be paid as the Company receives the $275,000 in financing, and $6,000 for each month of the financing thereafter, which is to be paid once the Company has received additional funding in excess of $1,000,000. The Company does not believe it will be required to pay any additional funds to Mr. Mackey in excess of these amounts in performance of his duties under the consulting agreement. Mr. Mackey provided advice and service to the Company in connection with the reverse merger process, financing, and negotiation with various parties prior to the Company's exchange of shares with the Tyrol members, pursuant to the Consulting Agreement. Mr. Mackey continues to perform services for the Company pursuant to the Consulting Agreement in connection with new technologies and how to structure potential financing packages.



     Mr. Mackey paid $900 cash consideration for a 2.2% interest in Tyrol Therapeutics, LLC on January 21, 2005, which was subsequently converted into 900,000 shares of the Company's common stock in connection with the Reorganization, which shares are included in this Registration Statement. Either Mr. Mackey or the Company has the right under the Consulting Agreement, to terminate the agreement for any reason after providing thirty (30) days written notice, and any termination under the Consulting Agreement will not affect Mr. Mackey's rights to receive the compensation already earned.


     Pursuant to the Registration Rights Agreement, the Company agreed to give Mr. Mackey notice of the Company's intent to register any of its securities under the Securities Act of 1933, and allow Mr. Mackey's shares to be included under such registration statement. All 900,000 of Mr. Mackey's shares of the Company's Common Stock, are included in this Registration Statement in connection with these registration rights granted to Mr. Mackey, pursuant to the Registration Rights Agreement.

CONVERTIBLE  PREFERRED  STOCK

     On February 25, 2005, the Company filed a Certificate of Designations of Convertible Preferred Stock with the Secretary of State of Delaware (the "Certificate" and the "Convertible Preferred Stock"). The Certificate consists of ten thousand (10,000) shares of Convertible Preferred Stock, which had a face amount equal to twenty-seven dollars and fifty cents ($27.50) per share. The holders of the Preferred Stock are entitled to receive cumulative dividends at two and a half percent (2.5%) above the prime rate published from time to time by Citibank, N.A. of the Face Amount per year. These dividends are payable by the Company quarterly on the last day of April, July, October and January, starting July 2005, in cash or additional shares of Convertible Preferred Stock, payable in shares of Convertible Preferred Stock at a rate equal to the outstanding amount of the dividends divided by the face amount (the Convertible Preferred Stock is defined in greater detail under the section entitled "Description of Securities").

SECURITIES  PURCHASE  AGREEMENT


     On February 18, 2005, the Company entered into a Securities Purchase Agreement with five (5) entities, Manillo Investors Limited, Bayside Associates Limited, Castlegate Group Limited, Kensington Group Limited and Trufello Associates Limited (each individually a "Purchaser" and collectively the "Purchasers").


     In connection with the Securities Purchase Agreement, the Purchasers agreed to purchase two hundred and seventy five thousand dollars ($275,000) of Convertible Preferred Stock of the Company, which is convertible into shares of the Company's Common Stock at a per share conversion price of $0.029 per share. The Purchasers will purchase the Convertible Preferred Stock of the Company in four (4) tranches, the first of which was February 23, 2005, at which time the Company received an aggregate of $45,000 from the Purchasers ("First Tranche"), the second of which was March 31, 2005, at which time the Company received an aggregate of $50,000 from the Purchasers ("Second Tranche"). The third will be five (5) business days from the date the Company's Registration Statement is declared effective with the Securities and Exchange Commission, at which time the Company will receive an aggregate of $60,000 from the Purchasers ("Third Tranche"), and the fourth and final tranche will be the thirtieth (30) business day after the Company's Registration Statement becomes effective with the Securities and Exchange Commission, at which time the Company will receive an aggregate of $120,000 from the Purchasers ("Fourth Tranche") (collectively the "Tranches").

     Conditions to the Purchasers paying the amounts due to the Company under the Third Tranche and Fourth Tranche include the truth and accuracy of the representations and warranties of the Company and Purchasers contained in the Securities Purchase Agreement, the continued compliance with the covenants of the Company set forth in the Securities Purchase Agreement, the non-occurrence of any redemption event (described below), and the delivery of the Convertible Preferred Stock to the Purchasers.

     The Purchasers will give notice of their intent to exercise their rights to convert the Convertible Preferred Stock into shares of the Company's Common Stock by providing the Company with an executed and completed notice of conversion. The Securities Purchase Agreement provides that if the Company fails to deliver the shares of Common Stock to the Purchasers within two (2) business days after the Company receives a notice of conversion by the Purchasers, the Company will pay the Purchasers liquidated damages in the amount of $100 per day for each $10,000 of Convertible Preferred Stock principal being converted by the Purchasers.


     In the event the Company is prohibited from issuing Common Stock or fails to timely deliver Common Stock to the Purchasers within five (5) days of a receipt of a notice of conversion, or upon the occurrence of any Redemption Event (as defined below), at the Purchasers election, the Company will be required to pay the Purchasers 130% of the outstanding principal amount of the Convertible Preferred Stock.






     Under the Securities Purchase Agreement, each Purchaser shall not be entitled to convert the Convertible Preferred Stock into shares of the Company's Common Stock, if their total ownership of the Company's Common Stock would then be in excess of 9.99% of the total issued and outstanding shares of the Company's Common Stock.



     The Securities Purchase Agreement contains penalties which the Company will be forced to pay to the Purchasers, if the Company does not file this Registration Statement, and obtain effectiveness within the time periods provided in the Securities Purchase Agreement (a "Non Registration Event"). Pursuant to the Securities Purchase Agreement, if (i) the Registration Statement is not declared effective on or before one hundred twenty (120) days from the date of the Securities Purchase Agreement, or (ii) this Registration Statement is filed and declared effective with the SEC, but shall thereafter cease to be effective, then the Company shall deliver to the Purchasers, as liquidated damages, an amount equal to one and one-half percent (1.5%) of the outstanding amount of the Convertible Preferred Stock for each thirty (30) days or part thereof during the initial sixty (60) days of the such Non-Registration Event and two percent (2%) for each thirty (30) days or part thereof, thereafter. As of June 30, 2005 the aggregate amount of purchased Preferred Stock was $95,000, thereby resulting in penalties of 1.5% ($1,425 or 49,138 shares of common stock) due after the expiration of the first two thirty day periods following the June 18, 2005 deadline, and 2% ($1,900 or 65,517 shares of common stock) at the expiration of each thirty day period thereafter, resulting in total penalties owed of approximately $2,850 or 98,276 shares of Common Stock as of the filing of this Registration Statement; however, as of the filing of this Registration Statement, the purchasers of the Preferred Stock have not required us to pay any penalties in connection with our failure to gain effectiveness of this Registration Statement. We intend to attempt to have the purchasers of the Preferred Stock waive the penalties owed, of which there can be no assurance. Additionally, under the Securities Purchase Agreement, liquidated damages accruing pursuant to a Non-Registration Event which is cured within thirty (30) days shall be waived, and such Non-Registration Event shall be deemed not to have occurred. The Company must pay the Liquidated Damages in the form of shares of Common Stock at the Conversion Price within Ten (10) days after the end of each Thirty (30) day period or shorter part thereof for which Liquidated Damages are payable.

     The Company agreed under the Securities Purchase Agreement that until this Registration Statement has been effective for One Hundred and Twenty (120) days, the Company will not publicly offer or sell its Common Stock or other securities or debt obligations with out the written consent of the Purchasers, except as full or partial consideration in connection with any merger, consolidation or purchase of substantially all of the securities or assets of any corporation or other entity. Additionally, while the Convertible Preferred Stock is outstanding, if the Company offers, issues or agrees to issue any Common Stock or securities convertible into or exercisable for shares of Common Stock to any person or entity at a price per share, conversion or exercise price per share less than the Conversion Price without the consent of the Purchasers the Company is required to issue additional shares of Common Stock to each Purchaser so that the average per share purchase price of the shares of Common Stock issued to the Purchasers is equal to the lower price per share and the Conversion Price is automatically reduced to the lower per share price.


LICENSE  AGREEMENT  FOR  PATENT  RIGHTS  IN  CONNECTION  WITH  N-CHLOROTAURINE


     The Company holds rights under a License Agreement (the "License") entered into October 18, 2001 with Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher, to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine and any technology relating to those patent rights or improvements. The License was assigned to the Company's wholly owned subsidiary Tyrol Therapeutics, LLC, formerly Pathogenics, LLC, a Delaware wholly owned subsidiary, pursuant to an Assignment Agreement, effective December 18, 2002, with Atlantic Technology Ventures, Inc. a Delaware corporation ("Atlantic"), whose President and Chief Executive Officer was the Company's Chief Executive Officer, Frederic P. Zotos, and whose Vice President of Business Development was the Company's Director Michael Ferrari. Mr. Ferrari and Mr. Zotos subsequently left Atlantic and have not been employed by Atlantic since February 21, 2003. The Assignment Agreement was ratified by the licensors on January 10, 2003. Under the Assignment Agreement, the Company agreed to pay Atlantic a 10% share of any milestone, royalty or other revenue generated by N-chlorotaurine technology and pay and perform all unperformed obligations of Atlantic under the License Agreement, give the Company all of Atlantic's rights, obligations, title and standing in relation to the patents described under the License.



     Under the License, the Company must pay the licensors jointly and severally during the term of the License (described below), a total royalty of 4% of the net sales of all licensed products sold by the Company in connection with the patents rights, a total royalty of 20% of the royalties which the Company receives from any sublicenses, a one-time payment of $100,000, which is due when the first patent application subject to the License is granted, a one-time payment of $250,000 payable upon successful completion of a Phase III clinical trial for a licensed product or licensed process, and a one-time milestone payment of $1,000,000 payable upon receiving new drug approval for any licensed product or licensed process. None of the payments required under the License have been paid, as the Company has yet to patent or gain approval for any products based on N-chlorotaurine. When due, all of the payments required under the License are payable by the Company in cash or in shares of the Company's registered Common Stock. Additionally, the Company must maintain the patents covered under the License and provide reports to the licensors within 60 days after June 30 and December 31, setting forth the amount of licensed products sold, net proceeds and royalties due. The License will remain in effect until
a) the Patents expire, or b) the Company ceases selling any products in connection with the License, revokes all sublicenses, gives notice to the licensors of its intent to terminate the License, and tenders payments of all royalties, and c) in the event that the Company remains more than 60 days in arrears in payment of royalties or expenses due pursuant to the License
..


     Under the License, the Company agreed to indemnify the licensors, heirs and their assigns against any liability, damage, loss or expenses incurred in connection with claims, suits, actions, demands or judgments arising out of any theory of product liability concerning any product, process or service made, used or sold pursuant to any right or license granted under the License.


     While the Company has not specifically received the approval of the licensors for the assignment of the License to the Company, the Company believes it did not require the Licensor's consent to the February 10, 2005 Reorganization, since under Article 9.1(i) of the License Agreement, "the licensee may assign the agreement to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the licensee's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time." The Company believes that the Agreement and Plan of Reorganization is intended to qualify as a reorganization under the provisions of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended.

LICENSE  AGREEMENT  FOR  CHLOROQUINE


     On May 25, 2005, the Company entered into an Exclusive License Agreement with Alpha Research Group, LLC, a Nevada limited liability corporation ("Alpha") and Jodi A. Nelson. In connection with the Exclusive License Agreement, the Company paid Alpha $20,000 which was loaned to the Company by William Mackey and William L. Sklar, a Director of the Company (as described in further detail below), and agreed to provide sufficient funding for the protection and continued clinical development of products stemming from certain patents in connection with the novel therapeutic use or formation of Chloroquine
Diphosphate  and  any  of  its  derivatives.



     Under the Exclusive License Agreement, the Company agreed to pay Alpha 4% of the net sales of Chloroquine Diphosphate in each country that Chloroquine

Diphosphate is sold, if the Company uses the licensing rights obtained in connection with the Exclusive License Agreement to sell Chloroquine Diphosphate, beginning on the date that Chloroquine Diphosphate is commercially sold.
Additionally, the Company agreed to pay Alpha (a) $100,000 payable in cash or registered stock of the Company upon the successful completion of a phase II clinical trial for each product derived in connection with the patent rights for Chloroquine Diphosphate, (b) $250,000 payable in cash or registered stock of the Company upon the successful completion of each phase III clinical trial for each product derived in connection with the patent rights for Chloroquine Diphosphate, and (c) $1,000,000 payable in cash or registered stock of the Company upon the receipt of each new drug approval for each product derived in connection with the patent rights for Chloroquine Diphosphate. The term of the Exclusive License Agreement is until the expiration of the last patent right associated with Chloroquine Diphosphate under the Exclusive License Agreement, upon 30 days written notice from the Company to Alpha, or for cause. The Company has not paid Alpha any monies under the Exclusive License Agreement, as Chloroquine Diphosphate is still in the research and development stage.


     On May 25, 2005, the Company entered into an Assignment Agreement with First Coventry Corporation, which was incorporated under the laws of Delaware on May 24, 2005 ("First Coventry"), to assign the license agreement which the Company received previously from Alpha to First Coventry in return for all the issued an outstanding shares of First Coventry. This made First Coventry a wholly-owned subsidiary of the Company. On June 1, 2005, First Coventry entered into an Indemnification Agreement with Frederic P. Zotos, the Company's Chief Executive Officer and Director, to indemnify Mr. Zotos against personal liability in connection with the advancing of expenses to First Coventry and/or any liability Mr. Zotos may have as a result of being the sole Director, President, Chief Executive Officer, Secretary and Treasurer of First Coventry.


     On May 25, 2005, William K. Mackey and William L. Sklar, a Director of the Company, entered into a Note and Security Agreement with the Company. Under the Note and Security Agreement, Mr. Mackey and Mr. Sklar loaned the Company $20,000. Mr. Mackey and Mr. Sklar immediately paid to Alpha the $20,000 upon signing the Note and Security Agreement in connection with the Exclusive License Agreement, discussed above. Until the date due, the amount outstanding bears interest calculated at the rate of 8% per year. The note was secured by 3,000 shares of First Coventry Corporation, the Company's wholly-owned Delaware subsidiary. The $20,000 Note was originally due within ninety (90) days of the date of the Note and Security Agreement was entered into, or August 23, 2005; however on August 1, 2005, the Company entered into an Amended Agreement with Mr. Sklar and Mr. Mackey, whereby the due date of the Note was extended to one hundred and five (105) days from the date the Note and Security Agreement was entered into, or September 7, 2005, and on August 19, 2005, the Company entered into another Amended Agreement with Mr. Sklar and Mr. Mackey, whereby they agreed to extend the due date of the Note for one hundred and twenty days from the date of the Note and Security Agreement, or September 22, 2005.

     Additionally, in connection with the Exclusive License Agreement, the Company entered into a Consultancy Agreement with Jodi A. Nelson ("Nelson"). The Consultancy Agreement calls for Nelson to provide consulting services to the Company in connection with the therapeutic use and formulation of Chloroquine and its derivatives or analogs. The Company agreed to pay Nelson $3,000 per month, for Nelson's first forty (40) hours of work per month and $75 per hour thereafter and reimburse Nelson for pre-approved business expenses in current in connection with the consulting services rendered to the Company. The Company paid Nelson the first month's retainer of $3,000 upon execution of the Consultancy Agreement, and is deferring and accruing subsequent payments in accordance with the Consultancy Agreement until such time as the Company's stock registration statement is declared effective by the SEC. The Consultancy Agreement included a confidentiality provision, whereby Nelson agreed not to disclose the Company's confidential information other than in connection with the consulting services. The Consultancy Agreement is for a period of one (1) year from the date of the agreement and is renewable upon written agreement of the parties. The Consultancy Agreement may be terminated by either party at any time upon one (1) month prior written notice.

CONFIDENTIALITY  AGREEMENTS

     The Company has each company and consultant with whom the Company consults in connection with N-chlorotaurine and Chloroquine Diphosphate sign a Confidentiality Agreement ("Confidentiality Agreement"). Each Confidentiality Agreement calls for the party receiving the confidential information to refrain from disclosing the Company's confidential information to anyone and to take all steps necessary to prevent the disclosure of the Company's confidential information. Each Confidentiality Agreement is valid for the term of Five (5) years from the date entered into.

BUSINESS

     We are a biopharmaceutical company focused on the acquisition, development and commercialization of novel therapeutics that we believe have potential significant commercial viability and that target certain unmet market needs. The Company does not carry out target discovery research or initiate any in-house research programs. We are currently researching and developing two technologies:

                                 N-CHLOROTAURINE
                                 ---------------

     The Company owns rights to N-Chlorotaurine, a chemical substance produced within the body by white blood cells during an inflammatory reaction. N-chlorotaurine is known to play an important role in the part of the immune system that helps ward of infection and disease because of its antimicrobial properties against a broad spectrum of microorganisms and immune regulatory functions. N-chlorotaurine was initially developed by researchers at the University Hospital of Innsbruck and the Institute of Hygiene and Social Medicine, Leopold-Franzens-University of Innsbruck, Austria.

     In pre-clinical studies conducted by the researchers, N-chlorotaurine demonstrated the ability to kill bacteria, viruses, parasitic intestinal worms, and destroy or inhibit the growth of fungi.




     Additional pre-clinical studies conducted by the researchers showed that when N-chlorotaurine was applied in the presence of human nasal mucus, its ability to destroy microorganisms was increased.





    Despite its broad-spectrum activity, the toxicity of N-chlorotaurine against human cells is extremely low. Its breakdown products are the amino acids taurine and chloride, simple organic compounds that are the building blocks of proteins. These amino acids are found in the human body and therefore represent virtually no toxic potential and do not induce allergic reactions. A standard test to screen for potential toxicities was performed by PanLabs Incorporated (78 single tests, 41 thereof in vivo (in a living organism) with a total of 240 mice). Results of the test revealed no signs of toxicity.






  These features encouraged the researchers to investigate the usability of N-chlorotaurine as a topical agent for the treatment of infections in human medicine. The researchers completed several clinical trials testing the safety, tolerance and efficacy of N-chlorotaurine as a topical agent for the treatment of infections. The research done on N-chlorotaurine to date has demonstrated the usability of N-chlorotaurine as a topical treatment for infections, and has produced initial data on efficacy and safety to justify the further development of the compound.
..

The clinical trials conducted by the researchers to date have proved N-chlorotaurine's tolerability on the skin and mucous membranes and have demonstrated initial signs of efficacy in:


          o    outer ear infections;
          o    Infected leg ulcers;
          o    eye infections; and
          o    inflammation of the sinuses caused by infections .





POTENTIAL  MARKET  FOR  N-CHLOROTAURINE

     The Company believes that there are solid commercial justifications for pursuing a new antimicrobial treatments because:


1. This field is considered the third largest in terms of annual sales, surpassed only by drugs for treating central nervous system disorders and cardiovascular disease. Anti-infectives are the third largest segment of the pharmaceutical industry, with annual sales totaling $45 billion. Of the $45 billion in the anti-infectives markets, 62% is for antibacterials, 12% is for HIV, 6% is for other viral infections, 7% is for antifungals, and 13% is for vaccines and immunology. The 4-year compounded growth rate for anti-infectives is strong at 10%. The best markets for anti-infectives are the United States (48%), Europe (22%), and Japan (13%).

2. A higher percentage of anti-infectives make it to the market due to the fact that safety issues are well defined and preclinical models are more predictive for optimal efficacy.

3. Broad-spectrum, multi-indication anti-infective drugs generally have potential annual sales of $1 billion within three years of market introduction.

4. Treatment of sinus and ear infections are the most common reason for outpatient antibiotic prescriptions, and conjunctivitis (eye infections commonly referred to as "pink eye") is considered the most common reason for non-traumatic eye complaints.


RESEARCH  AND  DEVELOPMENT  OF  N-CHLOROTAURINE


     All of the research and development which has been completed on N-chlorotaurine has been completed by the researchers in Austria. Since the execution of License Agreement in October 2001, the following research and development works have been completed and published by the researchers:
(1)     The  impact  of  N-chlorotaurine  on  the  Candida  virus  (2002);
(2) Explanation of the chemical properties of N-chlorotaurine and how it is a key compound in the human defense system to infections (2002);
(3) Comparison of N-chlorotaurine with another treatment - chloramine T - for the treatment of infected leg ulcers (2003);
(4)     Study  of  influence  of  N-chlorotaurine  on  nasal  mucous  (2003);
(5) Application of N-chlorotaurine to sinus infections complicated by immune suppression (2003);
(6)     Down-regulatory  effect  of  N-chlorotaurine  (2004);
(7)     Tolerability  of N-chlorotaurine shown in the middle ear of a guinea pig
        (2004);  and
(8) Efficacy and tolerability of N-chlorotaurine in treating Otitis Externa ("swimmers ear") (2004).



     The Company believes that most, if not all of the pre-clinical studies conducted by the researchers should be admissible to the FDA to support the filing of the Company's IND application on N-chlorotaurine. Nonetheless, the Company believes it will be necessary for it to conduct further preclinical studies, including formulation and toxicology studies, in order to complete an IND application on N-chlorotaurine. Although the researchers are under no contractual obligation to permit us to use their pre-existing research in support of our IND application, we have no reason to believe they would deny our use of this research as the researchers stand to benefit from our IND application. In the event that the researchers do not permit us to use their pre-existing research in support of our IND application, we will have to duplicate it at substantial and unknown additional cost of time and expense, which amounts we do not currently have.

     All the clinical trials conducted to date by the researchers were conducted according to Good Clinical Practice ("GCP") guidelines under the approval of the University of Innsbruck Ethics Committee and Austrian Ministry of Health and Women. GCP guidelines are internationally accepted (including the USA) ethical and scientific quality standards for designing, conducting, recording, monitoring, auditing, recording, analyzing and reporting clinical trials that involve the participation of human subjects. Compliance with these standards provides public assurance that the rights, safety, and well-being of trial subjects are protected, and that the clinical trial data are credible. Although the clinical trials to date have been conducted according to GCP guidelines, they have not been conducted under the auspices of an FDA approved IND application and as a result, these clinical studies will have to be reproduced under an FDA approved IND before they can be submitted to the FDA as part of an NDA application for any particular indication.



     The researchers themselves have primarily funded their research work on N-chlorotaurine at limited cost to the Company (performing medical research on promising compounds like N-chlorotaurine is part of their job responsibilities as research faculty at the University on Innsbruck). Additionally, 263,859 euro (approximately US $326,130 as of August 16, 2005) of philanthropic medical research grant assistance has been provided to the researchers by the Austrian Science Foundation and the Jubilee Fund of the Austrian National Bank from 1997
-  2004  (98,399  euro  from '97-'99 (approximately US $121,621 as of August 16,
2005);  1,400 euro from '97-'98 (approximately US $1,730 as of August 16, 2005);
27,761 euro from '00-'01 (approximately US $34,313 as of August 16, 2005); and 87,230 euro from '01-'04 (approximately US $107,817 as of August 16, 2005)). The researchers continue to apply for research grants from philanthropic organizations, but there can be no assurance they will receive additional grants in the future.



     The Company has provided the researchers $6,802 so far this year in support of their ongoing research on N-chlorotaurine. While the Company is under no contractual obligation to provide current or future research support to the researchers, it believes the researchers ongoing research of N-chlorotaurine contributes to further the scientific development of N-chlorotaurine as an effective human topical medication. Accordingly, the researchers have requested, and the Company's management has indicated their intention to provide the researchers an additional $39,000 in 2005 to partially support their ongoing research on N-chlorotaurine, from the proceeds of the additional purchases of Convertible Preferred Stock, if available after paying off the Company's then liabilities. These additional studies will be focused on defining N-chlorotaurine's effect on bacteria and fungi on a protein level, elucidating the role of N-chlorotaurine during inflammation, and discovering any potential synergisms with other components of the immune system. The planned clinical studies in progress are focused on obtaining additional safety and efficacy data on N-chlorotaurine as well as to further define optimal dosing parameters for future large-scale clinical studies in several topical body cavity infections.



     Because of N-chlorotaurine's demonstrated safety profile and broad spectrum activity established in preclinical and clinical studies conducted by the researchers to date, the Company plans on continuing the development of N-chlorotaurine as a topical agent for the treatment of several body cavity infections.

     The Company plans to prepare and file an IND application with the FDA and reproduce some or all of these trials under FDA approval in an effort to gain FDA approval for N-chlorotaurine in the United States, of which the Company can provide no assurance. As part of the development plan, the Company plans on conducting further preclinical studies, including formulation and toxicology studies, to support the filing of the Company's IND application on N-chlorotaurine. Once we begin the IND support studies, we anticipate them taking approximately 24 months to complete, at a total direct cost of approximately $2,000,000. We plan to raise the $2,000,000 to fund this program through debt and/or equity financing, which may have a dilutive effect on our then shareholders, and which we can give no assurance will be raised. We intend to start this development program once we receive all, or a significant portion of these additional funds. Assuming that there are no unusual findings during the balance of the IND support studies and that we raise sufficient funds, we will proceed to file the IND.



     The Company plans to use the information put together for the IND, if funding permits its completion, to show the potential value of N-chlorotaurine to larger pharmaceutical companies. Following the IND approval, we intend to license the N-chlorotaurine patents to larger pharmaceutical companies for FDA approved clinical trials (Phase I, II and III trials), FDA New Drug Approval ("NDA"), and sales and marketing in return for upfront and milestone payments and royalties (the FDA approval process is described below in further detail under the subheading "Need for Government Approval" later in this section). The Company intends for any future licensee to first obtain regulatory approval in the US, and thereafter seek regulatory approval outside the US in as many countries as deemed economically justifiable.


                             CHLOROQUINE DIPHOSPHATE
                             -----------------------


     Pursuant the May 25, 2005 license agreement with Alpha Research Group, Inc. ("Alpha") and Jodi A. Nelson, the Company owns rights to novel derivatives and formulations of Chloroquine Diphosphate for the treatment of Parkinson's disease and as an agent to reduce the debilitating side effects caused by current
Parkinsonian drug therapies. Additionally, although the Company hopes to develop these products in the future, it has not paid for any research and/or development on Chloroquine Diphosphate to date, and is not currently involved in any developmental activities regarding this compound.


     Chloroquine Diphosphate is a synthetically manufactured agent that has been used for both preventing and treating malaria.

     After examining the available work related to chloroquine, investigators at Alpha discovered that Chloroquine Diphosphate has certain biological properties that rendered it potentially beneficial for treating persons afflicted with Parkinson's Disease. Based on their research, they have patented novel derivates and formulations of Chloroquine Diphosphate for alleviating motor symptoms, involuntary or jerky movements and arresting the progression of Parkinson's Disease and associated neurological disorders.


     Parkinson's Disease is a progressive neurodegenerative disorder in which dopamine cells responsible for normal motor movement irreversibly degenerate to the point of inducing severe disability. In advanced stages of Parkinson's Disease, wide spread neurodegeneration encompasses multiple other neurotransmitter systems, rendering most treatments ineffectual. Parkinson's Disease was the first disease treated by drugs that act to replace the deficient neurotransmitter, dopamine. Symptoms usually begin to manifest in middle to later life with mild symptoms such as trembling of the lips and hands, loss of facial expression, and muscular rigidity; however, cases juvenile or 'early onset' Parkinson's Disease, can afflict persons in their late 30's and early 40's. As the disease progresses, it brings on debilitating symptoms such as body tremors, particularly in muscles at rest. Movements become slow and difficult; walking degrades to a shuffle. After 5-10 years, physical incapacity sets in. Non-motor symptoms, such as dementia occurs in at least 50% of the patients; depression is also very common.


     Levodopa, the chemical precursor of dopamine, has been used in the treatment of Parkinson's Disease for more than 30 years. While levodopa remains the standard treatment for Parkinson's Disease, over time its side effects oftentimes become more debilitating than symptoms of the disease itself. Invariably, sustained levodopa use produces impairment of voluntary movements resulting in fragmented or jerky motions in patients ("dykinesia"). Dyskinesia is the most common form of drug-induced movement disorder and virtually all patients with Parkinson's Disease who take levodopa are susceptible to developing these long-term complications, with about 50-75 percent of patients developing such complications within 5-10 years. Dyskinesia is a severely disabling condition characterized by involuntary movements, chaotic and uncontrollable movements of limbs, face, and mouth that oftentimes necessitate long-term hospitalization or even lifetime nursing home care. Moreover, there are no pharmaceuticals presently approved by the FDA for the treatment of dyskinesia.


     Based on Alpha's and Jodi A Nelson's research on Chloroquine Diphosphate (suggesting it as a potentially useful approach for the treatment of Parkinson's Disease), Alpha filed and was issued US Patent # 6,417177 and has filed corresponding patent applications in other major countries around the world. Alpha and Jodi A. Nelson believe that the biological properties of chloroquine are ideal for its development as treatment to reduce motor complications provoked by current dopamine replacement therapy in Parkinson's diseases patients and as a treatment for arresting the progression of Parkinson's Disease.


     The currently marketed formulations of Chloroquine Diphosphate are used to treat malaria and other non-neurological disorders and are unlikely to be useful in Parkinson's Disease. Chloroquine Diphosphate is rapidly metabolized by the body, following which it is incapable of accumulating in the brain in amounts needed to effectively treat Parkinson's Disease. For this reason, investigators at Alpha have defined novel formulations having the potential to surmount these limitations. Thus Alpha has devised novel formulations of Chloroquine Diphosphate that inhibit its rapid peripheral metabolism and increase its incorporation into the brain. These novel compositions represent a unique and much safer strategy for exploiting Chloroquine Diphosphate's beneficial central nervous system effects.


RESEARCH  AND  DEVELOPMENT  OF  CHLOROQUINE  DIPHOSPHATE

     Alpha conducted a ten (10) patient clinical study using less than one half a conventional malarial treatment dose of commercially available Chloroquine Diphosphate in a time-released formula with a brain targeting agent. Data from this study showed that Alpha's novel Chloroquine Diphosphate formulation alleviated both Parkinson's Disease motor symptoms in patients diagnosed with Parkinson's Disease, as well as abolished the manifestation of involuntary jerky motions in patients and was generally well tolerated even after several months of continual use. The licensors believe that Alpha's more novel formulas, entailing the use of select Chloroquine Diphosphate derivatives, will further improve Chloroquine Diphosphate's safety and tolerability profile, rendering it a beneficial treatment for Parkinson's Disease and other serious neurological disorders.



     The Company plans on further developing novel therapies based upon Alpha's intellectual property for the application of Parkinson's disease, levodopa induced dyskinesias and other debilitating neurological disorders. As part of the development plan, the Company plans on conducting further preclinical studies, including formulation and efficacy studies in rodent and non-human primate models for Parkinson's Disease, to support the filing of the Company's IND application. Assuming we begin the IND support studies, we anticipate it taking approximately 12 months to complete such studies, at a total direct cost of approximately $1,000,000. We plan to raise the $1,000,000 from additional offerings of the Company's common stock. We intend to start this development program once we receive all, or a significant portion of these additional funds. Assuming that there are no unusual findings during the balance of the IND support studies and that we raise sufficient additional funds to begin and complete such studies, we plan to proceed to file the IND.



     The Company will use the IND data package to show the potential value of Chloroquine Diphosphate to larger pharmaceutical companies. Following the IND approval, we intend to license the Chloroquine Diphosphate patents to larger pharmaceutical companies for Federal Drug Administration approved clinical trials (Phase I, II and III trials), FDA New Drug Approval ("NDA"), and sales and marketing in return for upfront and milestone payments and royalties (the FDA approval process is described below in further detail under the subheading "Need for Government Approval"). The Company intends any future licensee to first obtain regulatory approval in the US, and thereafter seek regulatory approval outside the US in as many countries as deemed economically justifiable by the future licensee.

POTENTIAL  MARKET  FOR  CHLOROQUINE


     Parkinson's disease is a common progressive neurological disorder resulting from the degeneration of nerve cells (neurons) in a region of the brain that controls normal motor movement. A great majority of Parkinson's patients suffer from dyskinesia and a wearing-off of drugs used to treat the disease in both moderate to advanced stages of the disease. Dyskinesia is a severely disabling condition with chaotic and uncontrollable movements that often necessitates hospitalization, neurosurgery or even lifetime nursing home care.


EMPLOYEES

     The Company has two (2) employees, Frederic P. Zotos, the Company's Chief Executive Officer, who works for the Company on a full-time basis and Michael Ferrari, the Company's Vice President, who works for the Company on a part-time basis. All of the Company's research is conducted by N-chlorotaurine's inventors in Austria and/or outsourced to private research contractors, and there is currently no research being done on Chloroquine Diphosphate. Moving forward, the Company anticipates most of the European clinical work to continue to be conducted by the Austrian inventors, with the majority of the U.S. Food and Drug Administration clinical work to be conducted by the Company and American clinical research contractors.

COMPETITION

     Competition among biotechnology, pharmaceutical, and other companies that research, develop, manufacture, or market pharmaceuticals is intense and is only expected to increase. Some competitors, principally large pharmaceutical companies, have greater clinical, research, regulatory, and marketing resources and experience than the Company. If the Company is able to bring
N-chlorotaurine and/or Chloroquine Diphosphate to the marketplace, of which there can be no assurance, the Company will face product competition from firms in the United States, Europe, Canada, Australia, and elsewhere. Additionally, some of the Company's competitors, including biotechnology and pharmaceutical companies, are actively engaged in research and development to create products with similar features as N-chlorotaurine and/or Chloroquine Diphosphate.


     The Company believes that there are solid commercial justifications for pursuing a new antimicrobial treatment such as N-chlorotaurine. Current treatments for sinus infections include antibiotics such as Amoxil, Avelox, Bactrim, Tequin, or cephalosporin. Additionally, Factive, a new antibiotic developed by Oscient Pharmaceuticals, is currently in Phase III clinical trial for the treatment of acute bacterial sinusitis (sinus infections). Current treatment for ear infections consists of antibiotics, including such drugs as ampicillin, amoxicillin, erythromycin, one of the cephalosporin antibiotics, Floxin Otic, or the combination drug trimethoprim/sulfamethoxazole (Bactrim). However, antibiotic resistance has emerged as a major public health threat, prompting the U.S. Centers for Disease Control and Prevention ("CDC") and the U.S. FDA to campaign against overuse of the medications. Therefore, the Company believes that there is currently a strong need for the development of novel broad spectrum antimicrobial agents that do not promote the development of drug resistance. The Company believes that N-chlorotaurine has the potential to meet the needs of these markets.

     At this time, no treatment has been shown to slow or stop the progression of Parkinson's Disease. Instead, therapy is directed at treating the symptoms that are most bothersome to an individual with Parkinson's Disease. Levodopa is the most effective and most widely used symptomatic Parkinson's Disease treatment and has remained the "gold standard" of care for nearly 40 years. The vast majority of people with Parkinson's Disease eventually require levodopa treatment to control their symptoms, even if they begin their therapy with another drug. However, after several years of treatment with levodopa, patients often begin to experience motor complications, such as "wearing-off" (when the effect of one dose of medication does not last until the next scheduled dose) and impairment of voluntary movements resulting in fragmented or jerky motions (known as "dyskinesia"). Sometimes its side effects of levodopa therapy become more debilitating than symptoms of the disease itself. Over the years, a number of substitutes for levodopa have been developed that are used in the place of levodopa or in combination with it. One such product is Stalevo, developed by Orion Pharma and marketed by Novartis and Orion Pharma.



     To our knowledge, other drugs being developed for the treatment of levodopa induced dyskinesia's include Fipamaezole and Sarizotan. Fipamaezole is being developed by Juvantia Pharma and has completed a phase II clinical trial in 2004. Sarizotan is being developed by EMD Pharmaceuticals and is in Phase III clinical trials. We believe however that the disease currently lacks a treatment that is safe and effective for most patient groups, and that Chloroquine Diphosphate has the potential to meet the needs of this market.


PATENTS,  TRADEMARKS  AND  LICENSES

     All the following patent applications covering N-chlorotaurine are either exclusively licensed or assigned to the Company by their inventors.


     The Company currently has pending two German patent applications, one Patent Cooperation Treaty ("PCT") application, an international treaty currently signed by 112 contracting countries (including the US) that provides a mechanism by which a person can file a single patent application that, when certain requirements have been fulfilled, is equivalent to a regular national patent application in each of the designated contracting countries, and one US patent application pending, which the Company can provide no assurance will be granted, which cover the use of N-chlorotaurine for the treatment of chronic sinus infections, otitis externa (outer ear infections commonly referred to as "swimmers ear"), crural ulcers (infected skin ulcers due to insufficient vein circulation). All of the patent applications listed below are pending and the Company is awaiting responses from the respective patent offices.

     o DE 10045868.8; Filing Date: September 14, 2000; entitled "Remedy for treatment of acute and chronic Rhinosinusitis and its application."
     o DE 10144819.8; Priority Application: DE 10045868.8; Filing Date September 11, 2001 (New Matter Added regarding Otitis Externa and Crural Ulcers); entitled "Fungicidal substance and its application."
     o WO 02/22118; Priority Application: DE 10045868.8; Filing Date September 10, 2001; entitled "Fungicidal agent containing N-Chlorotaurine and use thereof."
     o US 2004/0116521 A1; Priority Application: DE 10045868.8; Filing Date September 10, 2001; entitled "Fungicidal agent containing N-Chlorotaurine and use thereof."

     The Company has an additional PCT application that covers the use of N-chlorotaurine for treating oozing tissue deficiencies and its use as a fungicidal agent, as follows:

     o WO 2004/052355 A1; Filing Date: December 6, 2002; entitled "Use of N- Chlorotaurine for treatment of oozing tissue deficiencies."

     Additionally, the holds rights under a License Agreement entered into October 18, 2001 with Dr. Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher, to worldwide exclusive license patent rights in connection with patents relating to N-chlorotaurine and any technology relating to those patent rights or improvements.

     The Company obtained the worldwide exclusive rights to the following patent and patent applications in connection with Chloroquine Diphosphate, pursuant to the Licensing Agreement entered into between the Company, Alpha and Nelson:

     -    US  Patent  No.  6,417,177;  Issue  Date:  7/0/2002;  Filing  Date:
          7/13/2000; entitled "Chloroquine Derivatives for the Treatment of Parkinson's Disease."
     - US 60/175,051; Filing Date 1/7/2000; entitled "Chloroquine and Related Compounds Treatment and Prevention of Parkinson's Disease."
     - AU 73865/00; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - CA 2,416,233; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - EP 961993.3; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - JP 2001-508933; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - WO 00/40385; Filing Date 7/13/2000; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - US 10/192,414; Filing Date 7/9/2002; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - US 10/616,692; Filing Date 7/9/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - WO 03/21463; Filing Date 7/9/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."

     - US 60/479,748; Filing Date 6/19/2003; entitled "Compositions and Methods for the Treatment of Parkinson's Disease."
     - US 60/202,140; Filing Date 5/5/2000; entitled "Pharmaceutical Uses of Neuromelanin-Binding Compounds."
     - US 60/143,767; Filing Date 7/13/1999; entitled "The Administration of Chloroquine and/or Related Compounds."

     Additionally, the Company plans to support ongoing clinical studies of Chloroquine Diphosphate, if the Company can raise additional financing.

NEED  FOR  GOVERNMENT  APPROVAL


The Company or its future licensee will need to obtain U.S. Food and Drug Administration ("FDA"), regulatory approval before it is able to market N-chlorotaurine or Chloroquine Diphosphate commercially in the US.



The Steps a company must normally take to obtain FDA approval to sell the drug commercially include:

     1.   Pre-clinical (animal) testing.
     2. An investigational new drug application ("IND"), which outlines what the sponsor of a new drug proposes for human testing in clinical trials.
     3. Phase I studies typically involve 20 to 80 people and deal with the initial introduction of an investigational new drug into humans. These studies are closely monitored and may be conducted in patients, but are usually conducted in healthy volunteer subjects. These studies are designed to determine the metabolic and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on drug effectiveness. During Phase I, sufficient information about the drug's pharmacokinetics and pharmacological effects should be obtained by the sponsor to permit the design of well-controlled, scientifically valid, Phase II studies. Phase I studies also evaluate drug metabolism, structure-activity relationships, and find out how the drug works in humans. These studies also determine which investigational drugs are used as research tools to explore biological phenomena or disease processes. The total number of subjects included in Phase I studies varies with the drug, but is generally in the range of twenty to eighty.
     4. Phase II studies typically involve from a few dozen to 300 people, and include the early controlled clinical studies conducted to obtain some preliminary data on the effectiveness of the new drug for a particular indication or indications in patients with the disease or condition. This phase of testing also helps determine the common short-term side effects and risks associated with the drug. Phase II studies are typically well-controlled and closely monitored.
     5. Phase III studies typically involve a few hundred to about 3,000 people. Phase III studies are expanded controlled and uncontrolled trials. They are performed after preliminary evidence suggesting effectiveness of the drug has been obtained in Phase II, and are intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug. Phase III studies also provide an adequate basis for extrapolating the results to the general population and transmitting that information in the physician labeling. Phase III studies usually include several hundred to several thousand people. 6. The pre-NDA period, just before a new drug application ("NDA") is submitted. A common time for the FDA and drug sponsors to meet.
     7. Submission of a new drug application is the formal step asking the FDA to consider a drug for marketing approval. Following the completion of all three phases of clinical trials, the sponsor analyzes all of the data and files an NDA with FDA if the data successfully demonstrate the safety and effectiveness of the drug. The NDA must contain all of the scientific information that the sponsor has gathered. NDAs are typically 100,000 pages or more. By law, the FDA is allowed six months to review an NDA, however in almost all cases, the period between the first submission of an NDA and final FDA approval exceeds that limit.
     8. After an NDA is received, the FDA has 60 days to decide whether to file it so it can be reviewed.
     9. If the FDA files the NDA, an FDA review team is assigned to evaluate the sponsor's research on the drug's safety and effectiveness.
     10. The FDA reviews information that goes on a drug's professional labeling, guidance on how to use the drug.
     11. The FDA inspects the facilities where the drug will be manufactured as part of the approval process.
     12. FDA reviewers will approve the drug or find it either "approvable" or "not approvable."
     13. Assuming the FDA approves the NDA, the new drug becomes available for physicians to prescribe. The sponsor must then continue to submit periodic reports to the FDA, including any cases of adverse reactions and appropriate quality-control records. For some medicines, the FDA requires additional studies, Phase IV studies, which evaluate the long-term effects of a drug.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTION  CONCERNING  "FORWARD-LOOKING"  STATEMENTS

     The following discussion should be read in conjunction with our financial statements.

     This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate,"

"estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this prospectus, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

COMBINATION  WITH  TYROL


     Since our combination with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") was accounted for as a recapitalization of Tyrol, our management's discussion and analysis is based upon the financial condition and results of operation of Tyrol for the years ended December 31, 2004, and 2003 and for the Period from November 19, 2002 (Inception) through December 31, 2004, as well as our management's discussion and analysis for the three and six months ended June 30, 2005 and 2004 and for the Period from November 19, 2002 (Inception) through June 30, 2005. Our management's discussion and analysis of financial condition and results of operations contain forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the section entitled "Risk Factors" of this Prospectus.


     Throughout the next Twelve (12) months, the Company plans to support the ongoing clinical studies of N-chlorotaurine and Chloroquine Diphosphate by their inventors, as well as to undertake additional clinical studies for promising indications. Additionally, the Company plans to begin conducting the regulatory work necessary to complete a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA").

     The Company believes the following accounting policies are the most critical to the Company, in that they are important to the portrayal of its financial statements and they require the Company's most difficult, subjective or complex judgments in the preparation of its financial statements:

REVENUE RECOGNITION

     The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

RECENT  ACCOUNTING  PRONOUNCEMENTS

     In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. This statement is designed to improve financial reporting such that contracts with comparable characteristics are accounted for similarly. The statement, which is generally effective for contracts entered into or modified after June 30, 2003, is not anticipated to have a significant effect on Pathogenics' financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Pathogenics currently has no such financial instruments outstanding or under consideration and therefore adoption of this standard currently has no financial reporting implications.

     In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Valuable Interest Entities. This interpretation clarifies rules relating to consolidation where entities are controlled by means other than a majority voting interest and instances in which equity investors do not bear the residual economic risks. This interpretation is effective immediately for variable interest entities created after January 31, 2003 and for interim periods beginning after June 15, 2003 for interests acquired prior to February 1, 2003. Pathogenics currently has no ownership in variable interest entities and therefore adoption of this standard currently has no financial reporting implications.

     In December 2004, the FASB issued SFAS No. 123 ( R ), "Accounting for Stock-Based Compensation" SFAS No. 123 ( R ) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 ( R ) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123 ( R ), only certain pro forma disclosures of fair value were required. SFAS No. 123 ( R ) shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of Pathogenics during the calendar year 2006.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2005 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 2004

REVENUE

     We had no revenues for the three months ended June 30, 2005 and no revenues for the three months ended June 30, 2004.

OPERATING  EXPENSES

     During the three months ended June 30, 2005, operating expenses increased by $142,831 to $146,360, compared to $3,529 for the three months ended June 30, 2004. The increase was attributable to increases of $76,516 in general and administrative expenses; $60,653 in legal fees and $5,662 in research and development expenses.

     We had a net loss of $146,360 for the three months ended June 30, 2005, an increase in net loss of $142,831 from net loss of $3,529 for the three months ended June 30, 2004, which increase was due to our increased operating expenses, as described above.

     Loss per share was $(0.00) for the three months ended June 30, 2005 and $(0.00) for the three months ended June 30, 2004.



FOR THE SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2004

REVENUE

     We had no revenues for the six months ended June 30, 2005 and no revenues for the six months ended June 30, 2004.

OPERATING  EXPENSES

     During the six months ended June 30, 2005, operating expenses increased by $182,854 to $190,897, compared to $8,043 for the six months ended June 30, 2004. The increase was attributable to increases of $114,034 in general and administrative expenses; $59,018 in legal fees and $9,802 in research and development expenses.

     We had a net loss of $190,897 for the six months ended June 30, 2005, an increase in net loss of $182,854 from net loss of $8,043 for the six months ended June 30, 2004, which increase was due to our increased operating expenses, as described above.

     Loss per share was $(0.00) for the six months ended June 30, 2005 and $(0.00) for the six months ended June 30, 2004.




FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31,
2003


REVENUE

     Pathogenics  and  Tyrol  have  had  no  revenues  since  inception.

OPERATING  EXPENSES

     Pathogenics had no operating expenses for the years ended December 31, 2004 and 2003. During the year ended December 31, 2004, Tyrol's operating expenses decreased by $8,167 or 32% to $17,059, compared to $25,226 for the year ended December 31, 2003.

     During the period from November 19, 2002 (Inception) to December 31, 2004 Tyrol incurred operating expenses of $42,554.

     Pathogenics' net loss was $0 for the year ended December 31, 2004, $0 for the year ended December 31, 2003 and $1,000 for the period from December 16, 1997 (Inception) to December 31, 2004. Tyrol's net loss was $17,059 for the year ended December 31, 2004, $25,226 for the year ended December 31, 2003 and $42,554 for the period from November 19, 2002 (Inception) to December 31, 2004.



LIQUIDITY  AND  CAPITAL  RESOURCES

     Our  only  asset  as  of  June  30,  2005,  was  cash  of  $562.

We had total liabilities of $140,516 as of June 30, 2005, consisting of $47,474 of accounts payable and accrued expenses and $93,042 of loans payable to related parties.

We  had  negative  working  capital  of  $139,954  as  of  June  30,  2005.

     Co-incident with the merger of Tyrol with Pathogenics, we sold shares to investors through a private placement offering which provided operating capital of approximately $95,000 to pay expenses incurred in the issuance of this Prospectus and provide further support for general and administrative costs, and new product development. Under the terms of our Private Placement Offering we anticipate the receipt of an additional $180,000, which amount may be spent on the Company's operating expenses and not on any additional research and development. Additionally, there is a risk that no additional money will be raised through the Private Placement Offering (see "Risk Factors" above for a more detailed description of this risk).



     Other than Cash or Cash equivalents, the Company had no other current or long-term assets at June 30, 2005.



     We had a total accumulated deficit of $234,954 as of June 30, 2005.

     We had $152,502 used by operating activities for the six months ended June 30, 2005, which included a net loss of $190,897 and increase in accounts payable and accrued expenses of $38,395.

     We had $152,988 in net cash provided by financing activities for the six months ended June 30, 2005. This resulted from advances from related parties of $57,088, sale of common stock of $900 and proceeds from preferred stock of $95,000.



      The Company believes it can satisfy its cash requirements until the end of the fourth quarter of 2005, assuming the purchase of additional tranches of Convertible Preferred Stock. The timing of these additional tranches of Convertible Preferred Stock is contingent upon the Company obtaining effectiveness of this Registration Statement; however, the purchase agreement has already been entered into. Additionally, any amount the Company receives from the sale of additional tranches, and/or subsequently through equity or debt financing, which may have a dilutive effect on our then shareholders, may be offset by amounts the Company will owe to the Purchases of the Convertible Preferred Stock in connection with penalties owed to the purchasers in cash rather than shares of Common Stock as it currently anticipates (as described in further detail under "Description of Business" and "Risk Factors," above).



The Company believes it can satisfy its cash requirements until the end of the fourth quarter of 2005, as:
     o the License for N-chlorotaurine and the License for Chloroquine Diphosphate require that the Company obtain revenues through the use of N-chlorotaurine and/or Chloroquine Diphosphate and receive a patent in connection with N-chlorotaurine and Chloroquine Diphosphate before any money is owed, of which neither has occurred as of the filing of this report,
     o the Company is currently accruing expenses in connection with the William K. Mackey Consulting Agreement until the Company receives all of the money from the sales of the Convertible Preferred Stock,
     o the Company's Chief Executive Officer has agreed to defer his salary as of April 1, 2005, until such time as the Company obtains sufficient financing,
     o the Company's lease agreement is only for the amount of $275.00 per month, and is cancelable at any time at the request of the Company, if financing is not available to pay the lease amount, and
     o the Chloroquine Diphosphate researcher has granted the Company a delay in payment of her monthly invoices until the Registration is effective.

     If the Company does not have sufficient funds to continue its operations as planned, the Company plans to scale down its operations and/or accrue salaries and expenses until additional financing can be raised. However, there can be no assurance that any new capital will be available to the Company after all the tranches of Convertible Preferred Stock are purchased, if at all, or that adequate funds for the Company's operations, whether from the Company's financial markets, or other arrangements will be available when needed or on terms satisfactory to the Company. The Company has no commitments from officers, directors or affiliates to provide funding. The failure of the Company to obtain adequate additional financing may require the Company to delay, curtail or scale back some or all of its operations. Any additional financing may involve dilution to the Company's then-existing shareholders.



     The Company's independent accounting firm raised substantial doubt about Pathogenics' ability to continue as a going concern, and the financial statements as presented do not include any adjustments relating to the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.





AMOUNTS SPENT DURING EACH OF THE LAST TWO FISCAL YEARS ON RESEARCH AND DEVELOPMENT ACTIVITIES


     Research and Development over the past two (2) years, described above under "Clinical Development of N-chlorotaurine to Date," has been completed by the N-chlorotaurine inventors in Austria. The inventors themselves have primarily funded this work (performing medical research on promising compounds like N-chlorotaurine is part of the job responsibilities for the N-chlorotaurine inventors at the University on Innsbruck), with an additional 263,859 euro (approximately $326,130 as of August 16, 2005) of medical research grant assistance provided by the by the Austrian Science Foundation and the Jubilee Fund of the Austrian National bank from 1997 - 2004. Additionally, the Company has paid only a limited amount for the research and development of Chloroquine Diphosphate.


                             DESCRIPTION OF PROPERTY

     The Company entered into a lease for office space on March 1, 2005, with SFKM&B d/b/a Stratis Business Centers ("Stratis"), which operates a suite of offices with support services located at 99 Derby Street, Hingham, MA 02043. Under the office service agreement, the Company is given the use of a conference room and visitors office facilities. Under the terms of the lease, the Company agreed to pay Stratis $275.00 per month.

                            CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") and the members of Tyrol (the "Reorganization"). Pursuant to the Reorganization, the Company exchanged 40,900,000 restricted shares of the Company's Common Stock for 100% of the membership interest of Tyrol. The Tyrol members included the Company's Chief Executive Officer and the Company's Vice President who each received 20,000,000 restricted shares of the Company's Common Stock pursuant to the Reorganization.

     Effective December 18, 2002, pursuant to an Assignment Agreement with Atlantic Technology Ventures, Inc. a Delaware corporation ("Atlantic"), whose President and Chief Executive Officer was the Company's Chief Executive Officer, Frederic P. Zotos and whose Vice President of Business Development was the Company's Director Michael Ferrari, the Company received all rights in connection with a License Agreement entered into October 18, 2001 with Dr.
Waldemar Gottardi, Dr. Markus Nagl and Dr. Andreas Neher and Atlantic, to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine and any technology relating to those patent rights or improvements. The Assignment Agreement was ratified by the licensors on January 10, 2003.


     In January 2005, Mr. Sklar entered into an Indemnification Agreement with the Company, and in February 2005, Mr. Zotos and Mr. Ferrari entered into an Indemnification Agreements with the Company. The Indemnification Agreements provide for the Company to indemnify each individual if any are or become a party to or a witness to any threatened, pending or completed action, suit, investigation or proceeding. Additionally, the Company shall advance to each individual any and all expenses in connection with any indemnification, provided, however that each individual must have obtained prior approval of the Board of Directors of the Company, unless the Company had previously experienced a "change in control," in which case an independent counsel selected by the individual, and approved by a majority of the disinterested directors, shall determine whether and to what extent the individual is permitted to be indemnified by the Company.


     On March 15, 2005, the Company entered into an employment agreement with the Company's Chief Executive Officer, Frederic P. Zotos, effective as of February 18, 2005. The Employment Agreement calls for Mr. Zotos to serve as the Company's Chief Executive Officer and President. Under the agreement, Mr. Zotos is to receive $200,000 per year plus a bonus to be determined by the Company's Board of Directors. The Employment Agreement may be terminated by the Company for "cause," by reason of Mr. Zotos' death or Mr. Zotos' voluntary retirement. Additionally, the Company can terminate Mr. Zotos' employment under the Employment Agreement due to his incapacity due to physical or mental illness. Mr. Zotos agreed under the Employment Agreement not to compete with the Company during his employment or for One (1) year following the termination of his employment with the Company. The term of the Employment Agreement shall be until terminated by the Company or Mr. Zotos.


     On May 25, 2005, William K. Mackey and William L. Sklar, the Company's Director, entered into a Note and Security Agreement with the Company. Under the Note and Security Agreement, Mr. Mackey and Mr. Sklar loaned the Company $20,000, which is due within ninety (90) days of the date of the Note and

Security Agreement, or August 23, 2005. The due date of the Note was subsequently amended by a First Amendment to Note and Security Agreement, which moved the due date to 105 days of the date of Note and Security Agreement, and then again by a Second Amendment to Note and Security Agreement, which moved the due date of the Note to 120 days from the date of the Note and Security Agreement, or September 22, 2005. Until the date due, the amount outstanding bears interest calculated at the rate of 8% per year. The note was secured by 3,000 shares of First Coventry Corporation, the Company's wholly-owned Delaware subsidiary.


     On June 1, 2005, the Company's wholly-owned subsidiary, First Coventry Corporation ("First Coventry") entered into an Indemnification Agreement with the Company's Chief Executive Officer and Director, Frederic P. Zotos, to indemnify Mr. Zotos against personal liability in connection with the advancing of expenses to First Coventry and/or any liability Mr. Zotos may have as a result of being the sole Director, President, Chief Executive Officer, Secretary and Treasurer of First Coventry.

                                           EXECUTIVE COMPENSATION

                                                                              LONG-TERM COMPENSATION
                                                                           ----------------------------
                            ANNUAL COMPENSATION                            AWARDS           PAYOUTS
                            -------------------                            ------     -----------------
NAME AND                                                                 RESTRICTED
PRINCIPAL            FISCAL                                 OTHER ANNUAL   STOCK      OPTIONS/     LTIP
POSITION              YEAR            SALARY     BONUS ($)  COMPENSATION   AWARDS     SARS (#)    PAYOUT
-------------        ------         ---------    --------   ------------  --------    --------    ------


Frederic P.          2005(1)        $173,000
Zotos
CEO and
President

William L.           2004               $-0-
Sklar
President (2)

Ronald Cole           2003              $-0-
Jr.                   2002              $-0-
President (3)


Salaries above do not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

Other then the individuals listed above, the Company has no other executive employees who have received more than $100,000.00 in compensation, including bonuses and options, during each of the last three (3) fiscal years.


(1) The salary listed for Mr. Zotos is his expected salary for 2005. Mr. Zotos began as the Company's Chief Executive Officer on February 18, 2005, when Mr. Sklar resigned. Mr. Zotos has been accruing his salary as of April 1, 2005. As of June 30, 2005, Mr. Zotos had accrued approximately $50,000 in salary.


(2) William L. Sklar served as the Company's President from January 27, 2005 to February 18, 2005, at which time Frederic P. Zotos, was appointed President, Secretary, Treasurer and Chief Executive Officer of the Company by the Company's Board of Directors.

(3) Thomas V. Ackerly Served as the Company's sole officer from the Company's inception on December 16, 1997 to November 26, 2001, at which time Ronald Cole, Jr. was appointed sole officer and Director of the Company. On January 27, 2005, William L. Sklar was elected as sole officer and Director of the Company.

                             CONTROLS AND PROCEDURES


EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

     We maintain disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed in the reports we file with the Securities and Exchange Commission (the "SEC") is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. As of December 31, 2004, we carried out an evaluation, under the supervision and the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the design and operation of these disclosure controls and procedures pursuant to Exchange Act Rule 13a-15.
Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in ensuring that the information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company's management, including its Principal Executive
Officer and Principal Financial Officers, as appropriate to allow timely decisions regarding required disclosure. Additionally, that evaluation showed that our controls and procedures are designed to ensure that information required to be disclosed by the us in our reports that we file with the Securities and Exchange Commission are recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms, and that they are effective in accomplishing those goals.

                              FINANCIAL STATEMENTS

     The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. generally accepted accounting principles.

                                PATHOGENICS, INC.
                          A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                              AS OF JUNE 30, 2005
                                  (UNAUDITED)


CURRENT ASSETS
  Cash                                                         $     562
                                                               ----------

     Total assets                                              $     562
                                                               ==========

     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
  Accounts payable and accrued expenses                        $  47,474
  Loans payable - related parties                                 93,042
                                                               ----------
    Total liabilities                                            140,516
                                                               ----------

Convertible preferred stock, $27.50 face amount, $95,000
  liquidation preference, 3,455 shares issued and outstanding     95,000
                                                               ----------

SHAREHOLDERS' DEFICIT
  Preferred stock, $0.001 par value, 10,000,000 shares
  authorized
  Common stock, $0.001 par value, 110,000,000 shares
    authorized, 41,403,830 shares issued and outstanding          41,404
  Additional paid-in capital                                     (40,504)
  Deficit accumulated during the development stage              (235,854)
                                                               ----------
     Total shareholders' deficit                                (234,954)
                                                               ----------
     Total liabilities and shareholders' deficit               $     562
                                                               ==========


                 See summary of significant accounting policies
                       and notes to financial statements.

                                          PATHOGENICS, INC.
                                    (A DEVELOPMENT STAGE COMPANY)
                                        STATEMENTS OF EXPENSES
                        THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND
                 THE PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH JUNE 30, 2005
                                             (UNAUDITED)


                                                                                      Inception
                              3 Months Ended June 30      6 Months Ended June 30       Through
                                2005          2004          2005          2004       June 30, 2005
Operating Expenses:
  General & administrative  $    78,901   $     2,385   $   119,298   $     5,264   $      154,506
  Research & development          5,662             0         9,802             0            9,802
  Legal fees                     61,797         1,144        61,797         2,779           69,143
                            -------------------------   -------------------------   ---------------
Total operating expenses        146,360         3,529       190,897         8,043          233,451
                            -------------------------   -------------------------   ---------------
Net Loss                        146,360         3,529       190,897         8,043          233,451

Preferred dividends               1,900             0         2,403         2,403
                            -------------------------   -------------------------   ---------------
Net Loss Attributable to
Common Shareholders         $  (148,260)  $    (3,529)  $  (193,300)  $    (8,043)  $     (235,854)
                            ==========================  ==========================  ===============
Net Loss per share          $     (0.00)  $     (0.00)  $     (0.00)  $     (0.00)  $        (0.00)
                            ==========================  ==========================  ===============
Weighted average shares
outstanding used in per
share computations           41,503,830    40,900,000    41,503,830    40,900,000       41,503,830
                            ==========================  ==========================  ===============

                 See summary of significant accounting policies
                       and notes to financial statements.

                                   PATHOGENICS, INC.
                            (A DEVELOPMENT STAGE COMPANY)
                    STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
           PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH JUNE 30, 2005
                                     (UNAUDITED)

                                                                     Deficit
                                                                   Accumulated
                                                      Additional     During
                                   Common Stock        Paid-in     Development
                                Shares      Amount     Capital        Stage        Total
                               ---------    ------     --------     ---------    ---------
Shares issued to founders      40,000,000  $  40,000  $  (40,000)  $        -   $        -
Net loss                                -          -           -         (269)        (269)
                               ---------    --------     --------     ---------    ---------
Balances, December 31, 2002    40,000,000     40,000     (40,000)        (269)        (269)
Net loss                                -          -           -      (25,226)     (25,226)
                               ---------    --------     --------     ---------    ---------
Balances, December 31, 2003    40,000,000     40,000     (40,000)     (25,495)     (25,495)
Net loss                                -          -           -      (17,059)     (17,059)
                               ---------    --------     --------     ---------    ---------
Balances, December 31, 2004    40,000,000     40,000     (40,000)     (42,554)     (42,554)
Common shares issued for cash     900,000        900         900
Issuance of shares to
   Pathogenics' shareholder
   for recapitalization           503,830        504        (504)           -            -
Preferred dividends                     -          -           -       (2,403)      (2,403)
Net loss                                -          -           -     (190,897)    (190,897)
                               ---------    --------     --------     ---------    ---------
Balances, June 30, 2005        41,403,830     41,404     (40,504)    (235,854)    (234,954)
                               ==========    ========    ========     =========    =========


                 See summary of significant accounting policies
                       and notes to financial statements.


                                   PATHOGENICS, INC.
                             (A DEVELOPMENT STAGE COMPANY)
                               STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 2005 AND 2004 AND
         THE PERIOD FROM NOVEMBER 19, 2002 (INCEPTION) THROUGH JUNE 30, 2005
                                     (UNAUDITED)

                                                                        Inception
                                          Six Months Ended June 30       Through
                                          2005                2004    June 30, 2005
                                         --------------------------  ---------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net loss                                 $   (190,897)  $    (8,043)  $  (233,451)
Adjustments to reconcile net
loss to cash provided by
operating activities:
Accounts payable and
accrued expenses                               38,395         1,709        45,071
                                         --------------------------  ---------------
NET CASH USED BY
OPERATING ACTIVITIES                         (152,502)       (6,334)     (188,380)
                                         --------------------------  ---------------
CASH FLOWS FROM
FINANCING ACTIVITIES
  Advances from related
  parties                                      57,088         6,334        93,042
  Proceeds from issuance
  of common shares                                900             -           900
  Proceeds from issuance
  of preferred shares                          95,000             -        95,000
                                         --------------------------  ---------------
NET CASH PROVIDED BY
FINANCING ACTIVITIES                          152,988         6,334       188,942
                                         --------------------------  ---------------
NET CHANGE IN CASH                                486             -           562
CASH AT BEGINNING OF
PERIOD                                             76             -             -
                                         --------------------------  ---------------
CASH AT END OF PERIOD                    $        562   $         -   $       562
                                         ==========================  ===============

SUPPLEMENT DISCLOSURES
Cash paid for interest                   $          -   $         -   $         -
Cash paid for income taxes                          -             -             -
Non-cash transactions:
  Issuance of common shares to founders  $          -   $         -   $    40,000
  Issuance of common shares for
recapitalization                                  504             -           504
  Accrual of preferred dividends                2,403             -         2,403

                                PATHOGENICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited interim financial statements of Pathogenics, Inc. ("Pathogenics") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Management's Discussion and Analysis and the audited financial statements and notes thereto contained elsewhere in this registration statement. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported elsewhere in this registration statement have been omitted.

     On February 10, 2005, Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Due to the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

     Accordingly, at the closing, Pathogenics was a non-operating shell corporation unable to meet the definition of a business as defined in EITF Consensus 98-3. Therefore, the transaction was accounted for as a recapitalization of Tyrol. This transaction is equivalent to Tyrol issuing stock for the net liabilities of Pathogenics, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities.

     In January 2005, Tyrol sold an equity interest to an individual for $900 that resulted in 900,000 shares of Pathogenics. These shares are included in the shares issued to the Tyrol founders as a result of the merger.

     Pathogenics has had no operations since inception and is a development stage company.

NOTE 2 - PREFERRED STOCK

     On February 8, 2005, Pathogenics entered into a Securities Purchase Agreement to sell convertible preferred stock in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the six months ended June 30, 2005, Pathogenics issued 95 shares of Convertible Preferred Stock for $95,000 cash. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 6.25% at June 30, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur or on February 23, 2008 in cash equal to the aggregate face amount outstanding. Due to the redemption features of the Convertible Preferred Stock, these shares are classified as long-term liabilities and the dividends from this preferred stock as interest expense. The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary. At June 30, 2005, the Convertible Preferred Stock had $2,403 ($0.70 per share) in unpaid dividends.

NOTE 3 - CONTINGENT LIABILITY

     On September 29, 2004, Tyrol entered into a consulting agreement with a third party to assist Tyrol with financing of at least $250,000. The consulting agreement is for a period of 12 months. Under the consulting agreement, the consultant is to be paid $7,500 for each of the first three months and $6,000 for each month of the financing thereafter. The consulting fee is to be paid after the receipt of at least $250,000 in financing. The amount of the fee has not been accrued due to contingency of the payment as only $95,000 has been received from the financing as of June 30, 2005.

NOTE 4 - CHORLOQUINE

     On May 25, 2005, Pathogenics, Inc. acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson. In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated a new subsidiary, First Coventry Corporation, and then in exchange for the 3,000 issued and outstanding shares of First Coventry, Pathogenics assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 120 days from the receipt of funds. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders.

NOTE 5 - PRO FORMA FINANCIAL INFORMATION

                     INTRODUCTION TO THE UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

     On February 10, 2005, Pathogenics, Inc. ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Since the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and since representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

     On February 8, 2005, Pathogenics agreed to sell Convertible Preferred Stock to an investor group in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the six months ended June 30, 2005, Pathogenics issued 3,455 shares of Convertible Preferred Stock for $95,000 cash for the first two tranches. The timing of the third and fourth tranches is contingent on the effectiveness of this registration statement. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 6.25% at June 30, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur on February 23, 2008 in cash equal to the aggregate face amount outstanding. The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary.

     On May 25, 2005, Pathogenics acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson (the "Alpha Rights"). In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated a new subsidiary, First Coventry Corporation, and then in exchange for the 3,000 issued and outstanding shares in First Coventry, assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 120 days from the receipt of funds. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders. The acquisition of the Alpha Rights is not included in the unaudited pro forma financial statements as it is not considered the acquisition of a business.

You should read this information in conjunction with the:

- Accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

- Separate historical financial statements of Pathogenics as of December 31, 2004 and for the years ended December 31, 2004 and 2003,and for the period from December 16, 1997 (inception) through December 31, 2004 included in this document;

- Separate historical financial statements of Tyrol as of December 31, 2004 and for the years ended December 31, 2004 and 2003,and for the period from November 19, 2002 (inception) through December 31, 2004 included in this document;

- Separate historical financial statements of Pathogenics as of June 30, 2005 and for the six and three months ended June 30, 2005 and 2004, and for the period from November 19, 2002 (inception) through June 30, 2005, included in this document.

     An Unaudited Pro Forma Condensed Combined Balance Sheet is not presented as the merger between Pathogenics and Tyrol was completed prior to June 30, 2005. The Unaudited Pro Forma Condensed Combined Statement of Expenses for the year ended December 31, 2004 combine the historical statements of operations of Tyrol and Pathogenics giving effect to the merger as if this event had been consummated on the first day of the period.

     We present the unaudited pro forma condensed combined financial information for informational purposes only. The pro forma information is not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition on December 31, 2004 or prior. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.


          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EXPENSES
                      FOR THE YEAR ENDED DECEMBER 31, 2004


                                                                            ADJUSTED
                                   PATHOGENICS     TYROL     ADJUSTMENTS  PATHOGENICS
-------------------------------------------------------------------------------------
Operating Expenses:
   General & administrative          $      -  $    17,059   $         -   $ 17,059
-------------------------------------------------------------------------------------
Total operating expense                     -       17,059             -     17,059
-------------------------------------------------------------------------------------

Net Loss                             $      -  $   (17,059)  $         -   $(17,059)
=====================================================================================

Preferred dividends                         -            -(a)      6,498      6,498
-------------------------------------------------------------------------------------
Net loss attributable to common
  shareholders                       $      -  $   (17,059)  $    (6,498)  $(23,557)
=====================================================================================

Net loss per share                   $   0.00                              $  (0.00)
                                     ========                              ==========
Weighted average shares outstanding
used in per share computations        503,830   40,900,000                 41,403,830
                                     =====================                 ==========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(1)     DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

     On February 10, 2005, Pathogenics, Inc. ("Pathogenics") and Tyrol Therapeutics, LLC ("Tyrol") announced that on February 10, 2005, they had entered into an Agreement and Plan of Reorganization (the "Agreement"), in which Pathogenics acquired all assets of and assumed all of the liabilities of Tyrol for 40,900,000 shares of common stock of Pathogenics. As a result, after the closing of the Agreement, the former members of Tyrol own approximately 98.41% of the voting shares of Pathogenics. Since the former members of Tyrol received the majority of the voting shares of Pathogenics, the current President of Tyrol became the President of the Company and since representatives of Tyrol hold two of the three seats on the Company's Board of Directors, the merger was accounted for as a recapitalization of Tyrol, whereby Tyrol was the accounting acquirer (legal acquiree) and Pathogenics was the accounting acquiree (legal acquirer).

     Accordingly, at the closing, Pathogenics was a non-operating shell corporation unable to meet the definition of a business as defined in EITF Consensus 98-3. Therefore, the transaction was accounted for as a recapitalization of Tyrol. This transaction is equivalent to Tyrol issuing stock for the net liabilities of Pathogenics, accompanied by a recapitalization. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historic carrying values of the assets and liabilities.

     On February 8, 2005, Pathogenics agreed to sell Convertible Preferred Stock to an investor group in the aggregate principal amount of $275,000, convertible into shares of common stock at a per share conversion price of $0.029. The agreement provided for the sale to take place in four tranches. During the three months ended June 30, 2005, Pathogenics issued 3,455 shares of Convertible Preferred Stock for $95,000 cash for the first two tranches. The third and fourth tranches are contingent on the effectiveness of this registration statement. The Convertible Preferred Stock has cumulative dividends at 2.5% above the prime rate. The prime rate was 6.25% at June 30, 2005. The Convertible Preferred Stock is redeemable at the option of the holders if certain events occur on February 23, 2008 in cash equal to the aggregate face amount outstanding. The Convertible Preferred Stock ranks prior to all common stock as to the distribution of assets upon liquidation, dissolution or winding up of Pathogenics, whether voluntary or involuntary.

     On May 25, 2005, Pathogenics, Inc. acquired the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders from Alpha Research Group, LLC and Jodi A. Nelson (the "Alpha Rights"). In return, Pathogenics is required to provide a 4% royalty on future net sales, and the payments of $100,000, $250,000 and $1,000,000 when certain milestones are met. Pathogenics first acquired the rights to the treatment, incorporated First Coventry Corporation and then in exchange for the 3,000 issued and outstanding shares in First Coventry assigned the rights to chorloquine and related compounds for treatment of various neurological, psychiatric, psychological and nervous system diseases and disorders to First Coventry. In order to finance the transaction, Pathogenics borrowed $20,000 on May 25, 2005 from two related parties at 8% interest, to be repaid in a single combined payment of interest and principal, 120 days from the receipt of funds.. As security for the note payable, Pathogenics assigned the 3,000 shares in First Coventry to the two noteholders.

(2)     PRO FORMA ADJUSTMENTS

(a) To record dividends on the Convertible Preferred Stock as if the shares had been outstanding as of the beginning of the period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
  Pathogenics, Inc (formerly Needle Impulse Technologies, Corp.)
  (A Development Stage Company)
  London, England

We have audited the accompanying balance sheet of Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) (a development stage company) as of December 31, 2004, and the related statements of expenses, stockholder's equity and cash flows for the years ended December 31, 2004 and 2003 and the period from December 16, 1997 (inception) to December 31, 2004. These financial statements are the responsibility of Pathogenic, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pathogenics, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the periods described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Pathogenics, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Pathogenics, Inc. had zero assets and incurred net losses of $1,000 as of December 31, 2004, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Malone & Bailey, PC
Houston, Texas
www.malone-bailey.com

February 17, 2005

                           PATHOGENICS, INC.
             (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                     (A DEVELOPMENT STAGE COMPANY)
                             BALANCE SHEET
                       AS OF DECEMBER 31, 2004


     ASSETS
     Total assets                                         $     0
                                                          ========

     LIABILITIES AND SHAREHOLDER'S EQUITY
Commitment and contingencies

Shareholder's equity
  Preferred stock, $0.001 par value, 10,000,000 shares
       Authorized, none issued and outstanding
  Common stock, $.001 par value, 110,000,000 shares
       authorized, 503,830 shares issued and outstanding      504
  Additional paid in capital                                  496
  Deficit accumulated during the development stage         (1,000)
                                                          --------
     Total shareholder's equity                                 0
                                                          --------
     Total liabilities and shareholder's equity           $     0
                                                          ========


                 See summary of significant accounting policies
                       and notes to financial statements.

                            PATHOGENICS, INC.
              (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                      (A DEVELOPMENT STAGE COMPANY)
                         STATEMENTS OF EXPENSES
               YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004


                                               Inception Through
                                                  December 31,
                                 2004      2003      2004
Operating Expenses:
General & administrative       $      0  $      0  $ 1,000
                               --------  --------  --------
Total operating expenses
Net Loss                       $      0  $      0  $(1,000)
                               ========  ========  ========
Net Loss per share             $   0.00  $   0.00
                               ========  ========
Weighted average shares
outstanding used in per share
computations                    503,830   503,830
                               ========  ========


                 See summary of significant accounting policies
                       and notes to financial statements.

                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
    THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004


                                                                    Deficit
                                                                  Accumulated
                   Preferred Stock    Common Stock    Additional   During the
                   ---------------   ---------------   Paid In    Development
                   Shares   Amount   Shares   Amount   Capital       Stage     Total
                   -------  -------  -------  -------  --------     --------   ------
Stock issued for
  formation costs        0  $     0  503,830  $   504  $    496     $(1,000)  $    0
                   ----------------  ----------------  --------     --------   ------
Balance at
  December 31, 2002      0  $     0  503,830  $   504  $    496     $(1,000)  $    0
Net loss                                                            $     0   $    0
                   ----------------  ----------------  --------     --------   ------
Balance at
December 31, 2003        0  $     0  503,830  $   504  $    496     $(1,000)  $    0
Net loss                                                            $     0   $    0
                   ----------------  ----------------  --------     --------   ------
Balance at
  December 31, 2004      0  $     0  503,830  $   504  $    496     $(1,000)  $    0
                   ================  ================  ========     ========   ======


                 See summary of significant accounting policies
                       and notes to financial statements.

                            PATHOGENICS, INC.
              (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                      (A DEVELOPMENT STAGE COMPANY)
                        STATEMENTS OF CASH FLOWS
               YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
THE PERIOD FROM DECEMBER 16, 1997 (INCEPTION) THROUGH DECEMBER 31, 2004


                                              Inception Through
                                                December 31,
                                   2004   2003     2004
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net loss                           $   0  $   0  $(1,000)
Adjustments to reconcile net loss
  to cash provided by operating
  activities:
Stock issued for formation costs   $   0  $   0  $ 1,000
                                   -----  -----  --------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES             $   0  $   0  $     0
                                   -----  -----  --------
NET CHANGE IN CASH                 $   0  $   0  $     0
CASH AT BEGINNING OF
  PERIOD                           $   0  $   0  $     0
                                   -----  -----  --------
CASH AT END OF PERIOD              $   0  $   0  $     0
                                   =====  =====  ========


                 See summary of significant accounting policies
                       and notes to financial statements.

                                PATHOGENICS, INC.
                  (FORMERLY NEEDLE IMPULSE TECHNOLOGIES, CORP.)
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business. Pathogenics, Inc. (formerly Needle Impulse Technologies, Corp.) ("Pathogenics") was incorporated in Delaware on December 16, 1997 as Niktronic, Inc. On the same day it changed its name to Needle Impulse Technologies, Corp. On February 8, 2005, Pathogenics changed its name to Pathogenics, Inc. The company is inactive and has no commercial operations.

     Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

     Recently issued accounting pronouncements. Pathogenics does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Pathogenics results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

     Pathogenics has had no operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Pathogenics had zero assets and had incurred net losses of $1,000 as of December 31, 2004. Pathogenics has not obtained profitable operations and are dependent upon obtaining financing to pursue research and development activities. These matters raise substantial doubt about Pathogenics' ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Pathogenics be unable to continue as a going concern. Management believes that Pathogenics will be able to fund its capital needs as a result of the merger with Tyrol Therapeutics, LLC discussed in Note 5.

NOTE 3 - SHARE CAPITAL

     On December 16, 1997 the company issued 1,000 common shares in recognition of the $1,000 of formation costs paid by its parent company First Vulcan Corporation (formerly GS Financial Services, Inc.).

     On February 8, 2005 Pathogenics increased the number of outstanding common shares from 1,000 to 503,830 in order to effectuate what is generally referred to as a "forward split" on a 503.83 to one basis. The impact of this forward split has been reflected in the accompanying financial statements retroactive to inception.

NOTE 4 - SUBSEQUENT EVENT

     On February 8, 2005 the Board authorized Pathogenics to enter into an Agreement and Plan of Reorganization by and among the Corporation, Tyrol Therapeutics, LLC, a Delaware limited liability company and the members of Tyrol Therapeutics, LLC upon the terms and for the consideration specified in the Agreement and Plan of Reorganization to be completed.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
   Tyrol Therapeutics, LLC (formerly Pathogenics, LLC)
   (A Development Stage Company)
   New York, New York


We have audited the accompanying balance sheet of Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) (a development stage company), as of December 31, 2004, and the related statements of expenses, members' equity, and cash flows for the years ended December 31, 2004 and 2003 and the period from November 19, 2002 (inception) to December 31, 2004. These financial statements are the responsibility of Tyrol Therapeutics, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tyrol Therapeutics, LLC (formerly Pathogenics, LLC), as of December 31, 2004, and the results of its operations and its cash flows for the periods described above are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) will continue as a going concern. As discussed in Note 2 to the financial statements, Tyrol Therapeutics, LLC suffered recurring losses from inception and negative cash flows from operating activities, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
Houston, Texas
www.malone-bailey.com

January 21, 2005, except Note 1 as to
 which the date is January 28, 2005

                   Tyrol Therapeutics, LLC
                 (formerly Pathogenics, LLC)
                 (A Development Stage Company)
                         BALANCE SHEET
                       December 31, 2004


ASSETS
Current Assets
  Cash                                              $     76
                                                  -----------
Total Assets                                        $     76
                                                  ===========


LIABILITIES AND MEMBERS' EQUITY

Current Liabilities
  Accounts payable                                  $  6,676
  Accounts payable - related parties                  35,954
                                                  -----------
Total Current Liabilities                             42,630
                                                  -----------

Members' equity
  Deficit accumulated during the development stage   (42,554)
                                                  -----------
  Total Members' equity                              (42,554)
                                                  -----------
  TOTAL LIABILITIES AND MEMBERS' EQUITY             $     76
                                                  ===========

               See accompanying summary of accounting policies and
                         notes to financial statements.

                            Tyrol Therapeutics, LLC
                          (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                             STATEMENTS OF EXPENSES
                  Years Ended December 31, 2004, and 2003, and
     the Period from November 19, 2002 (Inception) Through December 31, 2004


                                                                Inception
                                                                 Through
                               2004             2003              2004
                           -------------    -------------    -------------
Operating Expenses:
General & administrative  $       17,059   $       25,226     $ 42,554
                           -------------    -------------    -------------
Total operating expense           17,059           25,226       42,554
                           -------------    -------------    -------------
Net Loss                  $      (17,059)  $      (25,226)    $(42,554)
                           =============    =============    =============



               See accompanying summary of accounting policies and
                         notes to financial statements.

                            Tyrol Therapeutics, LLC
                          (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                    STATEMENT OF CHANGES IN MEMBERS' EQUITY
          Period from November 19, 2002 (Inception) Through December 31, 2004



                                                                 Deficit
                                                               Accumulated
                                                   Additional    During
                                Common Stock        Paid in    Development
                              Shares     Amount     Capital       Stage       Totals
                             ---------  -------     --------    ---------    ---------
Net loss                             -  $       -  $        -  $     (269)  $     (269)
                             ---------  -------     --------    ---------   ---------
Balances, December 31, 2002          -          -           -        (269)        (269)
Net loss                             -          -           -     (25,226)     (25,226)
                             ---------  -------     --------    ---------   ---------
Balances, December 31, 2003          -          -           -     (25,495)     (25,495)
Net loss                             -          -           -     (17,059)     (17,059)
                             ---------  -------     --------    ---------   ---------
Balances, December 31, 2004          -  $       -  $        -  $  (42,554)  $  (42,554)
                             =========  =======     ========    =========   =========


               See accompanying summary of accounting policies and
                         notes to financial statements.

                            Tyrol Therapeutics, LLC
                          (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                   Years Ended December 31, 2004, and 2003, and
     the Period from November 19, 2002 (Inception) Through December 31, 2004


                                                                         Inception
                                                                          Through
                                            2004             2003           2004
                                        ------------     ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                               $      (17,059)  $     (25,226)  $(42,554)
Adjustments to reconcile net loss to
  cash used in operating activities:
Change in:
  Accounts payable                              6,676               -      6,676
  Accounts payable - related parties           10,459          25,226     35,954
                                        ------------     ------------    ------------

NET CASH USED IN OPERATING ACTIVITIES              76               -         76
                                        ------------     ------------    ------------

NET CHANGE IN CASH                                 76               -         76
CASH AT BEGINNING OF PERIOD                         -               -          -
                                        ------------     ------------    ------------

CASH AT END OF PERIOD                  $           76   $           -   $     76
                                        ============    =============    ============


               See accompanying summary of accounting policies and
                         notes to financial statements.

                             Tyrol Therapeutics, LLC
                           (formerly Pathogenics, LLC)
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business.

     Tyrol Therapeutics, LLC (formerly Pathogenics, LLC) ("Tyrol") is a development-stage biopharmaceutical company focusing on developing a pipeline of anti-infective biopharmaceutical products.

     The company was incorporated in Delaware in November 2002 to establish the entity as a U.S. corporation.

     Tyrol's fiscal year end is December 31.

     Cash and Cash Equivalents. For purposes of the statement of cash flows, Tyrol considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

     Revenue Recognition. Tyrol recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

     Income taxes. Tyrol recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Tyrol provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

     Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income.

     Recently issued accounting pronouncements. Tyrol does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Tyrol's results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

     As shown in the accompanying financial statements, Tyrol has minimal operations, losses from inception and cash on hand as of December 31, 2004 of $76. These conditions create an uncertainty as to Tyrol's ability to continue as a going concern. Management is trying to raise additional capital through sales of its common stock as well as seeking financing from third parties. The financial statements do not include any adjustments that might be necessary if Tyrol is unable to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS

     As of December 31, 2004, Tyrol owed $35,954 to a managing member, mostly for the expenses paid by the member on the behalf of Tyrol.


NOTE 4 - INCOME TAXES

     Income taxes are not due since Tyrol has had losses since inception of $42,554 which expire in the U.S. in fiscal 2024.


     Deferred tax assets               $  14,000
     Less: valuation allowance           (14,000)
                                        ---------
     Net deferred taxes                $       0
                                        =========


NOTE 5 - LICENSE AGREEMENT

     Tyrol holds rights under a License Agreement to worldwide exclusive license patent rights in connection with patents relating to N-Chlorotaurine ("NCT") and any technology relating to those patent rights or improvements pursuant to an Assignment Agreement, effective December 18, 2002, with Atlantic Technology Ventures, Inc. ("Atlantic"), whose President and Chief Executive Officer was the Tyrol's Chief Executive Officer, Frederic P. Zotos, and whose Vice President of Business Development was the Tyrol's Member Michael Ferrari. Tyrol agreed to pay Atlantic a 10% share of any milestone, royalty or other revenue generated by NCT technology and pay and perform all unperformed obligations of Atlantic under the License Agreement, give Tyrol all of Atlantic's rights, obligations, title and standing in relation to the Patents. Under the License, Tyrol must pay the Licensors during the term of the license, a total royalty of 4% of the net sales of all licensed products sold by Tyrol in connection with the patents rights, a total royalty of 20% of the royalties which Tyrol receives from any sublicenses, a one-time payment of $100,000, which is due when the first patent application subject to the License is granted, a one-time payment of $250,000 payable upon successful completion of a Phase III clinical trial for a licensed product or licensed process, and a one-time milestone payment of $1,000,000 payable upon receiving new drug approval for any licensed product or licensed process. None of the payments required under the license have been paid, as Tyrol has yet to patent or gain approval for any products based on NCT. When due, all of the payments required under the license are payable by Tyrol in cash or registered Common Stock of Tyrol. The license will remain in effect until a) the Patents expire, or b) Tyrol ceases selling any products in connection with the license, revokes all sublicenses, gives notice to the Licensors of its intent to terminate the license, and tenders payments of all royalties, c) in the event that Tyrol remains more than 60 days in arrears in payment of royalties or expenses due pursuant to the License. Mr. Zotos and Mr. Ferrari each owned options to purchase common stock in Atlantic. However, they each beneficially owned less than 5% of Atlantic.

NOTE 6 - CONTINGENT LIABILITY

     On September 29, 2004, Tyrol entered into a consulting agreement with a third party to assist Tyrol with financing of at least $250,000. The consulting agreement is for a period of 12 months. Under the consulting agreement, the consultant is to be paid $7,500 for each of the first three months and $6,000 for each month of the financing thereafter. The consulting fee is to be paid after the receipt of at least $250,000 in financing. The amount of the fee has not been accrued due to contingency of the payment as no money has been received from financing as of December 31, 2004.


     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                   DISCLOSURE

     None.

                          DESCRIPTION OF CAPITAL STOCK


     We are authorized to issue up to 110,000,000 shares of stock, of which 100,000,000 are shares of Common Stock, $0.001 par value per share and 10,000,000 shares are shares of Preferred Stock, $0.001 par value per share. As of August 24, 2005, there were 41,403,830 shares of Common Stock issued and outstanding. There is currently no established public market for the Company's Common Stock.

COMMON STOCK

     The holders of shares of Common Stock are entitled to one vote per share on each matter submitted to a vote of shareholders. In the event of liquidation, holders of Common Stock are entitled to share prorata in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have he ability to elect all of the directors. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the board of directors out of funds legally available therefore. The outstanding Common Stock is validly issued, fully paid and non-assessable.

CONVERTIBLE PREFERRED STOCK

     On February 25, 2005, the Company filed a Certificate of Designations of Convertible Preferred Stock with the Secretary of State of Delaware. The certificate consists of ten thousand (10,000) shares of Convertible Preferred Stock, which had a face amount equal to twenty-seven dollars and fifty cents ($27.50) per share. The holders of the Convertible Preferred Stock are entitled to receive cumulative dividends at two and a half percent (2.5%) above the prime rate published from time to time by Citibank, N.A. (as August 17, 2005, the prime rate was 6.5%) of the face amount per year. The dividends are payable by the Company quarterly on the last day of April, July, October and January, starting July 2005, in cash or additional shares of Convertible Preferred Stock.

     Under the Certificate of Designations, the holders of the Convertible Preferred Stock can convert any or all of its shares of Convertible Preferred Stock into a number of fully paid and nonassesable shares of Common Stock determined by dividing the aggregate face value of the Convertible Preferred shares being converted by the "Conversion Price" of $0.029 per share.

     No holder may convert the Convertible Preferred Stock into an amount of shares of Common Stock which would cause the holder to hold in aggregate an amount greater than 4.9% of the Company's issued and outstanding Common Stock.

     Following  the  occurrence  of  a  "Redemption Event" under the Certificate
(defined below), each holder shall have the right to require the Company to purchase any or all of the then outstanding shares of Convertible Preferred Stock for cash at an amount per share equal 1.3 times the aggregate face amount of the Convertible Preferred Stock, together with any accrued and unpaid dividends and any default payments.

     A  "Redemption  Event"  is defined as when any one of the following occurs:

     (i) the Company's Common Stock is suspended from trading on, or is not listed for trading on, any market or exchange for an aggregate of ten trading days in any twelve month period;

     (ii) the Company fails to remove any restrictive legend on any certificate for any shares of Common Stock issued after this Registration Statement becomes effective and any such failure continues uncured for seven business days after the Company has been notified thereof in writing of such failure;

     (iii) the Company fails to cause the registration statement to be declared effective on or before June 20, 2005 or to use its best efforts to cause the registration statement to be declared effective as soon after June 20, 2005, as possible;

     (iv) the Company fails for any reason to issue shares of Common Stock within ten business days after the expiration of eight days after the Company's receipt of a notice of conversion, or to make the cash payment to the extent permitted to be made;

     (v) the Company provides notice to any holder, at any time, of its intention not to issue shares of Common Stock to any holder upon conversion;

     (vi) the Company breaches any material covenant or other material term of the certificate or the Securities Purchase Agreement and such breach continues for a period of five business days after written notice thereof to the Company;

     (vii) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Convertible Preferred Stock, shall be false or misleading in any material respect when made; or

     (viii) the Company fails to increase the amount of authorized but unissued shares of the Company's Common Stock which would be necessary for the holders to convert 100% of the Convertible Preferred Stock into shares of the Company's Common Stock if needed.

     Additionally, all shares of Convertible Preferred Stock outstanding on February 23, 2008, the third anniversary of the first closing date, can be redeemed at the option of the Convertible Preferred Stock holders for an aggregate amount of cash equal to the face amount of the Convertible Preferred Stock then outstanding. We do not currently have enough cash on hand to pay this amount to the Convertible Preferred Stock holders.

     The Convertible Preferred Stock ranks prior to all Common Stock and prior to any class or series of the Company's capital stock of the Company now outstanding, unless that series of capital stock specifically states that it ranks senior to or pari passu with the Preferred Stock, as to the distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The Convertible Preferred Stock holders are entitled to receive dividends from the Company, if any are issued by the Company to the same extent as if such holders had converted their shares of Convertible Preferred Stock into Common Stock. The holders are not entitled to any voting rights in connection with the Convertible Preferred Stock.

     The certificate provides for the adjustment of the Conversion Price of the Convertible Preferred Stock if the Company increases the outstanding shares of the Company's Common Stock by a stock split, stock dividend, combination, reclassification or other similar event; in the event that The Company makes a public announcement that it intends to consolidate or merge with any other entity if the Company consolidates with or merges into any corporation or reclassifies its outstanding shares of Common Stock if, at any time the Company issues any securities which are convertible into or exchangeable for Common Stock at a discount to the Convertible Preferred Stock; or if the Company declares or makes any distribution of its assets to holders of Common Stock as a partial liquidating dividend.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the date of this Prospectus, there are 41,403,830 shares of Common Stock issued and outstanding. Upon the effectiveness of this registration statement, 15,377,968 shares of Common Stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market and 250,000 shares will be subject to the volume limitations of Rule 144. The 15,337,968 shares includes 900,000 shares of Common Stock which are being resold by one of our shareholders, up to 14,224,138 shares of Common Stock which will be available for immediate sale if and when the holders of Convertible Preferred Stock choose to convert the Convertible Preferred Stock into shares of the Company's Common Stock and 253,830 shares which are being registered in connection with the Company's parent company spinning-off shares of the Company to its shareholders, when any market for the Common Stock develops, of which there can be no assurance, without limitation. There currently exists no public market for the Company's Common Stock.

     Upon the effectiveness of this registration statement, there will be approximately 40,250,000 shares of the Company Common Stock which will be subject to the resale provisions of Rule 144. Sales of shares of Common Stock in the public markets may have an adverse effect on prevailing market prices for the Common Stock. Rule 144 governs resale of "restricted securities" for the account of any person (other than an issuer), and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144 unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company.

     Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are subject to the Applicable Requirements. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale. A non-affiliate may resell restricted Common Stock which has been held for two years free of the Applicable Requirements.

                  PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

     On the date of this offering, the Company has 41,403,830 shares of Common Stock outstanding. This Prospectus relates to the resale of 15,627,968 shares of Common Stock by the Selling Security Holders. The Selling Security Holders are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "Securities Act" or the "1933 Act"). None of the Selling Security Holders have held any position, office, or had any other material relationship with the Company, its predecessors or affiliates within the past three years.

     Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 15,377,968 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 250,000 shares being registered on behalf of our Director William L. Sklar, will be subject to the volume limitations of Rule
144. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.


     The table below sets forth information with respect to the resale of shares of Common Stock by the Selling Security Holders. We will not receive any proceeds from the resale of Common Stock by the Selling Security Holders.

                                             SELLING STOCKHOLDERS

                                 COMMON
                                 STOCK                         COMMON         COMMON
                                 BENEFICIALLY                  STOCK          STOCK            PERCENTAGE
                                 OWNED        PERCENTAGE       INCLUED IN     BENEFICIALLY     OWNED AFTER
                                 PRIOR TO     OWNED BEFORE     THIS           OWNED AFTER      OFFERING
NAME                             OFFERING     OFFERING (1)     PROSPECTUS     OFFERING (2)     (1)(2)
Manillo Investors, Ltd (3)      1,896,552        4.4% (4)       1,896,552         - 0 -            0%

Bayside Associates, Ltd. (5)    1,896,552        4.4% (6)       1,896,552         - 0 -            0%

Castlegate Group, Ltd. (7)      1,896,552        4.4% (8)       1,896,552         - 0 -            0%

Kensington Group, Ltd. (9)      1,896,552        4.4% (10)      1,896,552         - 0 -            0%

Trufello Associates, Ltd. (11)  1,896,552        4.4% (12)      1,896,552         - 0 -            0%

William K. Mackey                 900,000         2%              900,000         - 0 -            0%

Karen M. Ackerly                   10,000         *                10,000         - 0 -            0%

Lisa M. Ackerly                    10,000         *                10,000         - 0 -            0%

Tracey A. Ackerly                  10,000         *                10,000         - 0 -            0%

Thomas V. Ackerly                      42         *                    42         - 0 -            0%

Vincent R. Ackerly                 10,000         *                10,000         - 0 -            0%

Robert Buonomo & Elyse
Bumo Jitten                        10,150         *                10,150         - 0 -            0%

John J. Carella                     2,000         *                 2,000         - 0 -            0%

Cenci, Inc.                           200         *                   200         - 0 -            0%

Chapman, Spira & Carson
L.L.C.                             20,000         *                20,000         - 0 -            0%

Anthony DeAngelis                  10,200         *                10,200         - 0 -            0%

Fordham, Ltd.                      93,545         *                93,545         - 0 -            0%

Michael Franzese                   10,000         *                10,000         - 0 -            0%

Graystone Nash Inc.                     5         *                     5         - 0 -            0%

                                      -76-

Robert W. Hunt TTEE                     1         *                     1         - 0 -            0%

James A. Lane                       2,400         *                 2,400         - 0 -            0%

Scott A. Lane                       2,400         *                 2,400         - 0 -            0%

David Marano                        5,000         *                 5,000        - 0 -             0%

Lester Morse                       11,100         *                11,100         - 0 -            0%

Steven Morse                        1,100         *                 1,100         - 0 -            0%

N. Angel, Inc.                     10,000         *                10,000         - 0 -            0%

George H. Nakamoto                      1         *                     1         - 0 -            0%

Office of the State Controller
for California Division of
Unclaimed Property                      1         *                     1         - 0 -            0%

Opportunity Management,
Inc.                               10,000         *                10,000         - 0 -            0%

Colin O'Shea                            1         *                     1         - 0 -            0%

Joan S Pertersen & John R.
Petersen Jtten                          2         *                     2         - 0 -            0%

Joseph J Piscazzi                       2         *                     2         - 0 -            0%

Donald S. Saunders &
Margaret M. Saunders Jtten              1         *                     1         - 0 -            0%

John Schmidt                        4,000         *                 4,000         - 0 -            0%

George J. Schreiber                     1         *                     1         - 0 -            0%

William L. Sklar                  250,000         *               250,000         - 0 -            0%

Robert A Spira                     20,000         *                20,000         - 0 -            0%

Khim M. Tham & Ching
Tham Jtten                              1         *                     1         - 0 -            0%

Kenneth E. Vandernorth &
Carol Vandernorth Jtten                 1         *                     1         - 0 -            0%

Robert L. Varney                        1         *                     1         - 0 -            0%

Leonard G Wayne                         1         *                     1         - 0 -            0%

James W Wood & Janice L
Wood Jtten                              1         *                     1         - 0 -            0%

*  less  than  one  percent  (1%).

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.


     No Selling Security Holders, other than those individuals connected with the spin-off transaction, have held any position or office, or had any material relationship with the Company or any of its affiliates within the past three (3) years. However, the shares registered in connection with the spin-off transaction include shares held by a Director of the Company, William L. Sklar, which are subject to the volume limitations of Rule 144.

(1) Using 41,403,830 shares outstanding as of August 25, 2005.

(2) Assumes that all Common Stock beneficially owned before the offering will be sold.

(3) Roger Brewer has dispositive authority over the Company's shares held in the name of Manillo Investors, Ltd. ("Manillo"). The address of Manillo is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square Nevis, West Indies. The amount listed for Manillo includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Manillo Investors, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends and penalties on the Convertible Preferred Stock.

(4) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Manillo Investors, Ltd.

(5) Margareta Hedstrom has dispositive authority over the Company's shares held in the name of Bayside Associates, Ltd. ("Bayside"). The address for Bayside is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Bayside includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Bayside Associates, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends and penalties on the Convertible Preferred Stock.

(6) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Bayside Associates, Ltd.

(7) Barry Taleghany has dispositive authority over the Company's shares held in the name of Castlegate Group, Ltd. ("Castlegate"). The address for Castlegate is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Castlegate includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Castlegate Group, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends and penalties on the Convertible Preferred Stock.

(8) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Castlegate Group, Ltd.

(9) James Loughran has dispositive authority over the Company's shares held in the name of Kensington Group, Ltd. ("Kensington"). The address for Kensington is Suite 4002a, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong. The amount listed for Kensington includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Kensington Group, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends and penalties on the Convertible Preferred Stock.

(10) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Kensington Group, Ltd.

(11) Sophie Leacacos has dispositive authority over the Company's shares held in the name of Trufello Associates, Ltd. ("Trufello"). The address of Trufello is Hunkins Waterfront Plaza, P.O. Box 556, Main Street, Memorial Square, Nevis, West Indies. The amount listed for Trufello includes 100% of the shares issuable upon conversion of the principal amount of the Convertible Preferred Stock held by Trufello Associates, Ltd. This Registration Statement includes 150% of the amount of shares of Common Stock which the Convertible Preferred Stock can be converted into to account for dividends on the Convertible Preferred Stock.


(12) Assuming the conversion of all shares of Convertible Preferred Stock, and no dividends, held by Trupello Associates, Ltd. Pursuant to the Convertible of Designations for the Convertible Preferred Stock, each of the Convertible Preferred Stock Selling Shareholders may at no time hold more than 4.9% of the Company's outstanding Common Stock.

                              PLAN OF DISTRIBUTION

     Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 15,377,968 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 250,000 shares being registered on behalf of one of our Directors, William L. Sklar, will be subject to the volume limitations of Rule
144. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

          The Selling Security Holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

    -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
    -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
    -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
    -- an exchange distribution in accordance with the rules of the applicable exchange;
    --  privately-negotiated transactions;
    -- broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
    -- a combination of any such methods of sale; and -- any other method permitted pursuant to applicable law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The Selling Security Holders may sell their shares of Common Stock short and redeliver our Common Stock to close out such short positions; however, the Selling Security Holders may not use shares of our Common Stock being registered in the registration statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such registration statement. As discussed above in the section entitled "RISK FACTORS", if the Selling Security Holders or others engage in short selling it may adversely affect the market price of our Common Stock.

     Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus.

     Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

     The Selling Security Holders will be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them will be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Security Holders, but excluding brokerage commissions or underwriter discounts. We and the Selling Security Holders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.


                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

     No established public trading market exists for the Company's Common Stock. We have - 0 - shares of Common Stock subject to outstanding options or warrants to purchase the Company's Common Stock. We currently have 3,455 shares of

Convertible Preferred Stock outstanding, and pursuant to the Securities Purchase Agreement, the Company has a commitment from the Selling Security Holders to purchase an additional 6,545 shares of Convertible Preferred Stock (for a total of 10,000 shares of Convertible Preferred Stock) on two separate dates
(described in detail under "Description of Business"). Except for this offering, there is no Common Stock that is being, or has been proposed to be, publicly offered. As of August 24, 2005, there were 41,403,830 shares of Common Stock outstanding, held by 40 shareholders of record.



                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Loev, Attorney at Law, Houston, Texas.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

     See Indemnification of Directors and Officers above.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.


     Description                                      Amount to be Paid
-----------------------------------------------     -------------------
Filing Fee - Securities and Exchange Commission      $          198.01*
Attorney's fees and expenses                                 25,000.00*
Accountant's fees and expenses                               10,000.00*
Transfer agent's and registrar fees and expenses              1,500.00*
Printing and engraving expenses                               1,500.00*
Miscellaneous expenses                                           5,000*
                                                     ------------------
Total                                                $       43,198.01*
                                                     ==================

* Estimated


ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

     On February 10, 2005, the Company entered into an Agreement and Plan of Reorganization with Tyrol Therapeutics, LLC, a Delaware limited liability company ("Tyrol") and the members of Tyrol ("Tyrol Members")(the
"Reorganization"). Pursuant to the Reorganization, the Company exchanged 40,900,000 restricted shares of the Company's Common Stock for 100% of the membership interest of Tyrol. The 40,900,000 restricted shares of the Company's

Common Stock which were issued to three accredited investors, including 20,000,000 which were issued to the Company's Chief Executive Officer and 20,000,000 which were issued to the Company's Vice President, pursuant to the Reorganization. The Company claims an exemption from registration afforded by Rule 506 of Regulation D under the Securities Act of 1933 (the "Act"), for the issuance of these shares.

ITEM 27. EXHIBITS

Exhibit 2.1(1) Agreement and Plan of Reorganization among Pathogenics, Inc., Tyrol Therapeutics and Members of Tyrol Therapeutics, LLC

Exhibit  3.1(1)         Certificate of Incorporation
Exhibit  3.2(1)         Certificate of Amendment of Certificate of Incorporation
Exhibit  3.3(1)         Certificate for Renewal and Revival of Charter
Exhibit  3.4(1)         Restated Certificate of Incorporation
Exhibit  3.5(1)         Preferred Stock Designation
Exhibit  3.6(1)         Bylaws


Exhibit 5.1* Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered


Exhibit 10.1(1)         Securities Purchase Agreement

Exhibit 10.2(1)         License Agreement
Exhibit 10.3(1)         Assignment of License
Exhibit 10.4(1)         Consent to Assignment of License

Exhibit 10.5(1)         Registration Rights Agreement
Exhibit 10.6(1)         Consulting Agreement with William Mackey

Exhibit 10.7(1)         Employment Agreement with Frederic P. Zotos

Exhibit 10.8(2) Exclusive License Agreement by and between Alpha Research Group, LLC and Jodi A. Nelson and Pathogenics, Inc. dated May 25, 2005
Exhibit 10.9(2)         Assignment Agreement with First Coventry

Exhibit 10.10(2)        Consultancy Agreement with Jodi A. Nelson


Exhibit 23.1*           Consent of Malone & Bailey, PC, Certified Public
                        Accountants*
Exhibit 23.2*           Consent of David M. Loev, Attorney at Law
                        (included in Exhibit 5.1)

Exhibit 99.1*           Salary Deferment Letter From Frederic P. Zotos

(1) Filed as exhibits to the Company's SB-2 Registration Statement filed with the Commission on March 18, 2005.

(2) Filed as exhibits to the Company's SB-2/A Registration Statement filed with the Commission on July 7, 2005.

     *    Attached hereto.

ITEM 28. UNDERTAKINGS

The  undersigned  registrant  hereby  undertakes:

     1. To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

          (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes as such information in the Registration Statement.

     2. For determining any liability under the Securities Act, treat each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at the time as the initial bona fide offering of those securities.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     5. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Hingham, Massachusetts, August 29, 2005.

PATHOGENICS, INC.

/s/ Frederic P. Zotos
-------------------------------------
FREDERIC P. ZOTOS
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Frederic P. Zotos
------------------------------------------
FREDERIC P. ZOTOS
Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Director
August 29, 2005


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederic P. Zotos his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


     SIGNATURE                         TITLE                            DATE
     ---------                         -----                            ----

/s/ Frederic P. Zotos   Chief Executive Officer, Chief Financial
---------------------   Officer, Chief Accounting Officer,
                        Secretary, Treasurer and Director        August 29, 2005
Frederic P. Zotos

/s/ Michael L. Ferrari  Vice President and Director              August 29, 2005
---------------------
Michael L. Ferrari

/s/ William L. Sklar    Director                                 August 29, 2005
--------------------
William L. Sklar